This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an indication of interest in purchasing such securities, when, as and if issued.  Any such indication will not constitute a contractual commitment by you to purchase any of the securities until the offering has been priced and we have advised you of and confirmed the allocation of securities to be made to you.  You may withdraw you indication of interest at any time prior to the notice of allocation.  The issuer is not obligated to issue such security or any similar security and the underwriter’s obligation to deliver such security is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of such security when, as and if issued by the issuer.  You are advised that the terms of the securities, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  You are advised that securities may not be issued that have the characteristics described in these materials.  The underwriter’s obligation to sell such securities to you is conditioned on the mortgage loans and certificates having the characteristics described in these materials.  If for any reason the issuer does not deliver such certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  In addition, you may get the prospectus for free by visiting our website at http://www.ubs.com/regulationab.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-(877) 867-2654.

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Dated:  January 25, 2006

Term Sheet

MASTR Second Lien Trust 2006-1

(Issuer)

Mortgage Asset Securitization Transactions, Inc.
(Depositor)

UBS Real Estate Securities Inc.
(Transferor)

Wells Fargo Bank, N.A.
(Master Servicer and Trust Administrator)

Mortgage Pass-Through Certificates, Series 2006-1

$312,336,000

(Approximate, subject to +/- 5% Variance)

UBS Investment Bank
For use with base prospectus dated June 2, 2005

Term Sheet

Date Prepared: January 25, 2006

MASTR Second Lien Trust 2006-1

Mortgage Pass-Through Certificates, Series 2006-1

$312,336,000 (Approximate, Subject to +/- 5% Variance)

Publicly Offered Certificates

Second Lien Fixed Rate Residential Mortgage Loans

Class	Principal Amount ($) (Approx)	Certificate Type	Pass-Through Rate	WAL (Yrs) Call/ Maturity (1)	Expected Principal Window (1) Start - Call - Maturity	Expected Ratings (2)
A	234,541,000	FLT / SNR	(3)	1.13 / 1.13	1 - 32 - 32	AAA/Aaa
M-1	30,722,000	FLT / MEZZ	(4)	4.88 / 6.07	32 - 64 - 145	AA/Aa2
M-2	22,463,000	FLT / MEZZ	(4)	4.27 / 4.67	42 - 64 - 125	A/A2
M-3	6,772,000	FLT / MEZZ	(4)	4.02 / 4.41	40 - 64 - 116	A-/A3
M-4	6,442,000	FLT / MEZZ	(4)	3.96 / 4.33	38 - 64 - 113	BBB+/Baa1
M-5	6,111,000	FLT / MEZZ	(4)	3.90 / 4.27	37 - 64 - 109	BBB/Baa2
M-6	5,285,000	FLT / MEZZ	(4)	3.86 / 4.22	36 - 64 - 105	BBB-/Baa3
M-7	6,442,000	FIX / MEZZ	(5)	Not Offered Hereby
M-8	5,616,000	FIX / MEZZ	(6)	Not Offered Hereby
C				Not Offered Hereby
P				Not Offered Hereby
R				Not Offered Hereby

(1)

The WAL and Payment Window for the Class A Certificates are shown to the Optional Termination date and to maturity at the Pricing Prepayment Speed and assuming an Investor Settlement Date of February 24, 2006.  Also  assumes that One-Month LIBOR remains constant at a rate of 4.60% per annum.

(2)

Ratings from S&P and Moody’s.

(3)

For each Distribution Date, the Pass-Through Rate for the Class A Certificates will be equal to the lesser of (i) One-Month LIBOR plus a margin of [TBD]% (which margin will be multiplied by 2 after the Optional Termination Date) and (ii) the Net WAC Rate Cap.

(4)

For each Distribution Date, the Pass-Through Rate for the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5 and Class M-6 Certificates will be equal to the lesser of (i) One-Month LIBOR plus the related margin (in each case, which margin will be multiplied by 1.5 after the Optional Termination Date), and (ii) the Net WAC Rate Cap.

(5)

For each Distribution Date, the Pass-Through Rate for the Class M-7 Certificates will be equal to the lesser of (i) [TBD]% per annum and (ii) the Net WAC Rate Cap.

(6)

For each Distribution Date, the Pass-Through Rate for the Class M-8 Certificates will be equal to the lesser of (i) [TBD]% per annum and (ii) the Net WAC Rate Cap.

Depositor:

Mortgage Asset Securitization Transactions, Inc.

Underwriter:

UBS Securities LLC

Transferor:

UBS Real Estate Securities Inc.

Master Servicer:

Wells Fargo Bank, N.A.

Servicer:

Irwin Union Bank and Trust Company.

Originators:

Fremont Investment & Loan, American Home Mortgage Corp. and Accredited Home Lenders, Inc. are the Loan Sellers with respect to 47.93%, 29.58% and 15.98% of the Mortgage Loans.

Trustee:

[TBD]

Trust Administrator:

Wells Fargo Bank, N.A.

Swap Provider:

Bear Stearns Financial Products, Inc.

Credit Risk Manager:

Clayton Fixed Income Services Inc., a Colorado corporation, formerly known as The Murrayhill Company.

Cut-off Date:

February 1, 2006.

Closing Date:

February 24, 2006.

Investor Settlement Date:

February 24, 2006.

Distribution Date:

The 25th of each month (or if such day is not a business day, the next succeeding business day), commencing in March 2006.

Final Scheduled

Distribution Date:

The Distribution Date in February 2036.

Senior Certificates:

The Class A Certificates.

Offered Certificates:

The Class A, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5 and Class M-6 Certificates.

Non-offered Certificates:

The Class M-7 and Class M-8 Certificates.

Subordinate Certificates:

The Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7 and Class M-8 Certificates.

Retained Certificates:

The Class C, Class P and Class R Certificates.

Interest Accrual Period:

The interest accrual period with respect to the Certificates (except for the Class M-7 and Class M-8 Certificates) for a given Distribution Date will be the period beginning with the prior Distribution Date (or, in the case of the first Distribution Date, the Closing Date) and ending on the day prior to such Distribution Date (on an Actual/360 basis).

The interest accrual period with respect to the Class M-7 and Class M-8 Certificates for a given Distribution Date will be calendar month immediately preceding the Distribution Date (on a 30/360 basis).

Registration:

The Offered Certificates will be made available in book-entry form through DTC.

Federal Tax Treatment:

The Trust will be established as one or more REMICs for federal income tax purposes.  The offered certificates will represent regular interests in a REMIC, coupled with certain contractual rights and obligations.

ERISA Eligibility:

The Offered Certificates are expected to be eligible for purchase by employee benefit plans and similar plans and arrangements that are subject to Title I of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, subject to certain considerations, and provided the acquisition and holding of such offered certificates is eligible for the exemptive relief available under one of certain class exemptions.

SMMEA Treatment:

The Offered Certificates will not constitute “mortgage related securities” for purposes of SMMEA.

Optional Termination:

The Master Servicer at the direction of the majority holder of the Class C Certificates (so long as such holder is not the Transferor or an affiliate of the Transferor), or if such majority holder fails to provide such direction, the NIMS Insurer, if any, may purchase all but not less than all of the Mortgage Loans in the trust on  any Distribution Date on or after the first date on which the current aggregate scheduled principal balance, as of that date of determination, is 10% or less than the aggregate scheduled principal balance of the Mortgage Loans as of the Cut-off Date.

Pricing Prepayment

Speed:

The Offered Certificates will be priced to a prepayment speed of 100% PPC which is 15% CPR for the first month in the life of the Mortgage Loan, plus an additional approximately 1.8181818% (precisely 20%/11) in each month thereafter until the 12th month, and then 35% CPR thereafter.

Mortgage Loans:

The Mortgage Loans consist of fixed rate, second lien residential mortgage loans with original terms to maturity of not more than 30 years.  The aggregate principal balance of the Mortgage Loans as of the Cut-off Date was approximately $330,338,807.

Swap Contract:

The trust administrator, on behalf of a trust separate from the trust fund (the “Supplemental Interest Trust”), will enter into an interest rate swap agreement (the “Swap Contract”) with the Swap Provider.  Under the Swap Contract, on each distribution date, the Supplemental Interest Trust will be obligated to make fixed payments as specified in the Swap Contract based on a schedule and the Swap Provider will be obligated to make floating payments based on equal to the product of (x) one-month LIBOR (as determined pursuant to the Swap Contract), (y) the lesser of (a) the notional amount for that distribution date [multiplied by 250] and (b) the excess, if any, of (i) the principal balance of the Mortgage Loans as of the related Due Date over (ii) the aggregate Class Principal Balance of the Class M-7 and Class M-8 Certificates immediately prior to such distribution date, and (z) a fraction, the numerator of which is the actual number of days elapsed from the previous distribution date to but excluding the current distribution date (or, for the first distribution date, the actual number of days elapsed from the closing date to but excluding the first distribution date), and the denominator of which is 360.  To the extent that the fixed payment exceeds the floating payment on any distribution date, amounts otherwise available to certificateholders will be applied to make a net payment to the Swap Provider, and to the extent that the floating payment exceeds the fixed payment on any distribution date, the Swap Provider will make a “Net Swap Payment” for deposit into a segregated trust account established on the closing date (the “Swap Account”) pursuant to a swap administration agreement, dated as of the closing date.

Upon early termination of the Swap Contract, the supplemental interest trust or the Swap Provider may be liable to make a payment (a “Swap Termination Payment”) to the other party (regardless of which party caused the termination).  The Swap Termination Payment will be computed in accordance with the procedures set forth in the Swap Contract.  In the event that the supplemental interest trust is required to make a Swap Termination Payment, that payment will be paid on the related distribution date, and on any subsequent distribution dates until paid in full, generally prior to any distribution to certificateholders.

Net Swap Payments and Swap Termination Payments payable by the supplemental interest trust will be deducted from available funds (other than Swap Termination Payments resulting from a Swap Provider Trigger Event) before distributions to certificateholders and will first be deposited into the Swap Account before payment to the Swap Provider.

Credit Enhancement:

Senior/subordinate, overcollateralization structure.  Each class of Subordinate Certificates will have a higher payment priority than those classes of Subordinate Certificates, if any, with the same alphabetical designation and a higher numerical designation. The credit enhancement information shown below is approximate and subject to +/- 0.50% variance.

Class of Certificates	Credit Enhancement Percentage as of Closing Date	Initial Target Credit Enhancement Percentage	Credit Enhancement Percentage after Stepdown Date
Class A	29.00%	33.35%	66.70%
Class M-1	19.70%	24.05%	48.10%
Class M-2	12.90%	17.25%	34.50%
Class M-3	10.85%	15.20%	30.40%
Class M-4	8.90%	13.25%	26.50%
Class M-5	7.05%	11.40%	22.80%
Class M-6	5.45%	9.80%	19.60%
Class M-7	3.50%	7.85%	15.70%
Class M-8	1.80%	6.15%	12.30%

Allocation of Losses:

Realized losses on the Mortgage Loans will be allocated on any Distribution Date (i) first, to Net Monthly Excess Cashflow, (ii) second, to Net Swap Payments received under the Swap Contract and (iii) third, sequentially to the Class M-8, Class M-7, Class M-6, Class M-5, Class M-4, Class M-3, Class M-2 and Class M-1 Certificates, in that order, until their respective Certificate Principal Balances are reduced to zero.  The pooling and servicing agreement does not permit the allocation of realized losses on the Senior Certificates; however, investors should realize that under certain loss scenarios there will not be enough interest and principal on the loans to distribute to the Senior Certificates all interest and principal amounts to which such certificates are then entitled.

Allocated Realized

Loss Amount

With respect to any class of Subordinate Certificates and any Distribution Date is an amount equal to the sum of any Realized Loss allocated to that class of Subordinate Certificates on the Distribution Date and any Allocated Realized Loss Amount for that class remaining undistributed from previous Distribution Dates minus any subsequent recoveries applied to such Allocated Realized Loss Amount.

Overcollateralization

The Overcollateralization Amount with respect to any Distribution Date is the excess, if any, of (a)

Amount:

the aggregate principal balance of the Mortgage Loans as of the last day of the related due period over (b) the sum of the aggregate Certificate Principal Balance of the Senior Certificates and Subordinate Certificates, after taking into account the distribution of principal on such Distribution Date.

Overcollateralization

Target Amount:

With respect to any Distribution Date, (i) prior to the Stepdown Date, an amount equal to approximately 6.15% of the aggregate Principal Balance of the Loans as of the Cut-off Date, (ii) on or after the Stepdown Date provided a Trigger Event is not in effect, the greater of (a) 12.30% of the aggregate Principal Balance of the Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received, and unscheduled collections of principal received during the related Prepayment Period) plus the cumulative Reverse Turbo Available Net Monthly Excess Cashflow distributed to the Class M-8 Certificates to date and (b) approximately $1,651,694 or (iii) on or after the Stepdown Date and if a Trigger Event is in effect, the Overcollateralization Target Amount for the immediately preceding Distribution Date.  Notwithstanding the foregoing, on and after any Distribution Date following the reduction of the aggregate Certificate Principal Balance of the Senior Certificates and Subordinate Certificates to zero, the Overcollateralization Target Amount shall be zero.

Overcollateralization

Target Release

Amount:

With respect to any Distribution Date, the lesser of (x) the Principal Remittance Amount for such Distribution Date and (y) the excess, if any, of (i) the Overcollateralization Amount for such Distribution Date (assuming that 100% of the Principal Remittance Amount is applied as a principal payment on such Distribution Date and without giving effect to any other distributions on the offered certificates in reduction of their respective Certificate Principal Balances on such Distribution Date) over (ii) the Overcollateralization Target Amount for such Distribution Date.

Overcollateralization

Target Maintenance

Amount:

With respect to any Distribution Date, the amount, if any, by which the Overcollateralization Target Amount for such Distribution Date exceeds the Overcollateralization Amount for such Distribution Date (after giving effect to distributions in respect of the Principal Remittance Amount on such Distribution Date but before giving effect to any other distributions on the Senior Certificates and Subordinate Certificates in reduction of the their respective Certificate Principal Balances on such Distribution Date).

Reverse Turbo Available

Net Monthly Excess

Cashflow:

With respect to any Distribution Date on or after the Stepdown Date,  is equal to the Net Monthly Excess Cashflow remaining after taking into account the distributions made pursuant to clauses (1) through (4) under “Overcollateralization Provisions” below.

Principal Distribution

Amount:

With respect to any Distribution Date, the sum of (i) the Basic Principal Distribution Amount for such Distribution Date and (ii) the Overcollateralization Target Maintenance Amount for such Distribution Date.

Basic Principal

Distribution Amount

With respect to any Distribution Date, the lesser of (a) the aggregate Certificate Principal Balance of the Senior Certificates and the Subordinate Certificates immediately prior to such Distribution Date and (b) the excess of (i) the Principal Remittance Amount for such Distribution Date over (ii) the Overcollateralization Target Release Amount, if any, for such Distribution Date.

Principal Remittance

Amount:

With respect to any Distribution Date, the sum of (i) all scheduled payments of principal collected on the Mortgage Loans by the servicer that were due during the related Due Period, (ii) the principal portion of all partial and full principal prepayments of the Mortgage Loans applied by the servicer during such Prepayment Period, (iii) the principal portion of all related Net Liquidation Proceeds, Insurance Proceeds and subsequent recoveries received during such Prepayment Period with respect to the Mortgage Loans, (iv) that portion of the Purchase Price, representing principal of any repurchased Mortgage Loan, deposited to the collection account during such Prepayment Period, (v) the principal portion of any related Substitution Adjustment Amount deposited in the collection account during such Prepayment Period with respect to the Mortgage Loans and (vi) on the Distribution Date on which the trust is to be terminated in accordance with the Pooling and Servicing Agreement, that portion of the termination price, representing principal with respect to the Mortgage Loans.

Senior Principal

Distribution Amount:

The Senior Principal Distribution Amount is an amount equal to the excess of (x) the Certificate Principal Balance of the Senior Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) approximately 33.30% and (ii) the aggregate principal balance of the Mortgage Loans as of the last day of the related due period and (B) the aggregate principal balance of the Mortgage Loans as of the last day of the related due period minus approximately $1,651,694.

Class M-1 Principal

Distribution Amount:

The Class M-1 Principal Distribution Amount is an amount equal to the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Senior Certificates (after taking into account the payment of the Senior Principal Distribution Amount on such Distribution Date) and (ii) the Certificate Principal Balance of the Class M-1 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) approximately 51.90% and (ii) the aggregate principal balance of the Mortgage Loans as of the last day of the related due period and (B) the aggregate principal balance of the Mortgage Loans as of the last day of the related due period minus approximately $1,651,694.

Class M-2 Principal

Distribution Amount:

The Class M-2 Principal Distribution Amount is an amount equal to the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Senior Certificates and Class M-1 Certificates (after taking into account the payment of the Senior Principal Distribution Amount and Class M-1 Principal Distribution Amount on such Distribution Date) and (ii) the Certificate Principal Balance of the Class M-2 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) approximately 65.50% and (ii) the aggregate principal balance of the Mortgage Loans as of the last day of the related due period and (B) the aggregate principal balance of the Mortgage Loans as of the last day of the related due period minus approximately $1,651,694.

Class M-3 Principal

Distribution Amount:

The Class M-3 Principal Distribution Amount is an amount equal to the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Senior Certificates and Class M-1 and Class M-2 Certificates (after taking into account the payment of the Senior Principal Distribution Amount, Class M-1 Principal Distribution Amount and Class M-2 Principal Distribution Amount on such Distribution Date) and (ii) the Certificate Principal Balance of the Class M-3 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 69.60% and (ii) the aggregate principal balance of the Mortgage Loans as of the last day of the related due period and (B) the aggregate principal balance of the Mortgage Loans as of the last day of the related due period minus approximately $1,651,694.

Class M-4 Principal

Distribution Amount:

The Class M-4 Principal Distribution Amount is an amount equal to the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Senior Certificates and Class M-1, Class M-2 and Class M-3 Certificates (after taking into account the payment of the Senior Principal Distribution Amount, Class M-1 Principal Distribution Amount, Class M-2 Principal Distribution Amount and Class M-3 Principal Distribution Amount on such Distribution Date) and (ii) the Certificate Principal Balance of the Class M-4 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 73.50% and (ii) the aggregate principal balance of the Mortgage Loans as of the last day of the related due period and (B) the aggregate principal balance of the Mortgage Loans as of the last day of the related due period minus approximately $1,651,694.

Class M-5 Principal

Distribution Amount:

The Class M-5 Principal Distribution Amount is an amount equal to the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Senior Certificates and Class M-1, Class M-2, Class M-3 and Class M-4 Certificates (after taking into account the payment of the Senior Principal Distribution Amount, Class M-1 Principal Distribution Amount, Class M-2 Principal Distribution Amount, Class M-3 Principal Distribution Amount and Class M-4 Principal Distribution Amount on such Distribution Date) and (ii) the Certificate Principal Balance of the Class M-5 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 77.20% and (ii) the aggregate principal balance of the Mortgage Loans as of the last day of the related due period and (B) the aggregate principal balance of the Mortgage Loans as of the last day of the related due period minus approximately $1,651,694.

Class M-6 Principal

Distribution Amount:

The Class M-6 Principal Distribution Amount is an amount equal to the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Senior Certificates and Class M-1, Class M-2, Class M-3, Class M-4 and Class M-5 Certificates (after taking into account the payment of the Senior Principal Distribution Amount, Class M-1 Principal Distribution Amount, Class M-2 Principal Distribution Amount, Class M-3 Principal Distribution Amount, Class M-4 Principal Distribution Amount and Class M-5 Principal Distribution Amount on such Distribution Date) and (ii) the Certificate Principal Balance of the Class M-6 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 80.40% and (ii) the aggregate principal balance of the Mortgage Loans as of the last day of the related due period and (B) the aggregate principal balance of the Mortgage Loans as of the last day of the related due period minus approximately $1,651,694.

Class M-7 Principal

Distribution Amount:

The Class M-7 Principal Distribution Amount is an amount equal to the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Senior Certificates and Class M-1, Class M-2, Class M-3, Class M-4, Class M-5 and Class M-6 Certificates (after taking into account the payment of the Senior Principal Distribution Amount, Class M-1 Principal Distribution Amount, Class M-2 Principal Distribution Amount, Class M-3 Principal Distribution Amount, Class M-4 Principal Distribution Amount, Class M-5 Principal Distribution Amount and Class M-6 Principal Distribution Amount on such Distribution Date) and (ii) the Certificate Principal Balance of the Class M-7 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 84.30% and (ii) the aggregate principal balance of the Mortgage Loans as of the last day of the related due period and (B) the aggregate principal balance of the Mortgage Loans as of the last day of the related due period minus approximately $1,651,694.

Class M-8 Principal

Distribution Amount:

The Class M-8 Principal Distribution Amount is an amount equal to the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Senior Certificates and Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6 and Class M-7 Certificates (after taking into account the payment of the Senior Principal Distribution Amount, Class M-1 Principal Distribution Amount, Class M-2 Principal Distribution Amount, Class M-3 Principal Distribution Amount, Class M-4 Principal Distribution Amount, Class M-5 Principal Distribution Amount, Class M-6 Principal Distribution Amount and Class M-7 Principal Distribution Amount on such Distribution Date) and (ii) the Certificate Principal Balance of the Class M-8 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 87.70% and (ii) the aggregate principal balance of the Mortgage Loans as of the last day of the related due period and (B) the aggregate principal balance of the Mortgage Loans as of the last day of the related due period minus approximately $1,651,694.

Stepdown Date:

The earlier to occur of  (i) the first Distribution Date on which the aggregate Certificate Principal Balance of the Senior Certificates has been reduced to zero and (ii) the later to occur of (A) the Distribution Date in March 2009 and  (B) the date that the Credit Enhancement Percentage (calculated for this purpose only after taking into account distributions of principal on the Mortgage Loans, but prior to any distributions of the Principal Distribution Amount) for the Senior Certificates is  greater  than  or equal to 66.70%.

Credit Enhancement

Percentage:

For any Distribution Date and the Senior Certificates, the percentage obtained by dividing (x) the sum of (a) the aggregate Certificate Principal Balance of the Subordinate Certificates and (b) the Overcollateralization Amount by (y) the aggregate Principal Balance of the Mortgage Loans, calculated prior to taking into account distributions of principal on the Mortgage Loans and distribution of the Principal Distribution Amount to the holders of the certificates then entitled to distributions of principal on such Distribution Date.

Trigger Events:

With respect to any Distribution Date on or after the Stepdown Date, a Trigger Event is in effect if:

(a)

the percentage obtained by dividing (x) the aggregate principal balance of Mortgage Loans  delinquent 60 days or more (including Mortgage Loans in foreclosure, Mortgage Loans with respect to which the related mortgaged properties have been acquired by the Trust and Mortgage Loans discharged due to bankruptcy) by (y) the aggregate principal balance of the Mortgage Loans, in each case, as of the last day of the previous calendar month, exceeds [11]% of the Credit  Enhancement Percentage for the prior Distribution Date as specified in the Pooling and Servicing Agreement for the most senior class of Certificates then outstanding; or

(b)

the aggregate amount of realized losses incurred since the Cut-off Date through the last day of the related due period divided by the aggregate principal balance of the Mortgage Loans  as  of  the Cut-off  Date exceeds the approximate applicable percentages set forth below with respect to such Distribution Date:

Distribution Date Occurring In

Percentage

March 2008 through February 2009

     [2.45]%

March 2009 through February 2010

     [5.50%

March 2010 through February 2011

     [8.55]%

March 2011 through February 2012

   [10.95]%

March 2012 and thereafter

   [12.15]%

Pass-Through Rate:

The Pass-Through Rates of the certificates are described in the notes to the table on page 3 of this term sheet.

Available Funds:

With respect to any Distribution Date, the sum of the following amounts with respect to the Mortgage Loans, net of amounts (including applicable fees and indemnification amounts) reimbursable therefrom to the master servicer, the servicer (except with respect to the Servicing Fees referenced in clause (i) of this definition), the trustee, the trust administrator, the transferor, the depositor or the Swap Provider (including any Net Swap Payment and any Swap Termination Payment owed to the Swap Provider but excluding any Swap Termination Payment owed to the Swap Provider resulting from a Swap Provider Trigger Event): (i) the aggregate amount of monthly payments on the Mortgage Loans due on the related Due Date and received by the servicer by the Determination Date, after deduction of the Servicing Fee for such Distribution Date, the Credit Risk Manager Fee Rate for such Distribution Date and any accrued and unpaid Servicing Fees and Credit Risk Manager Fees in respect of any prior Distribution Dates and (ii) certain unscheduled payments in respect of the Mortgage Loans, including prepayments, Insurance Proceeds, Net Liquidation Proceeds, subsequent recoveries and proceeds from repurchases of and substitutions for such Mortgage Loans occurring during the related Prepayment Period.

Net Mortgage Rate:

With respect to any Distribution Date and each Mortgage Loan, the Mortgage Rate thereof as of the due date occurring in the month preceding the month of the Distribution Date (after giving effect to principal prepayments in the prepayment period related to that prior due date) less the related master servicing fee rate, the servicing fee rate, the credit risk manager fee rate and any lender paid mortgage insurance premiums for such Mortgage Loan (expressed as a per annum percentage of its stated principal balance).

Net WAC

Rate Cap:

For any Distribution Date and the Senior Certificates and Subordinate Certificates will be a per annum rate (subject, in each case other than the Class M-7 and Class M-8 Certificates, to adjustment based on the actual number of days elapsed in the related Accrual Period) equal to the weighted average of the Net Mortgage Rates of the Mortgage Loans minus an amount, expressed as a per annum rate, equal to the sum of (x) the product of (i) any Net Swap Payment owed to the Swap Provider divided by the outstanding principal balance of the Mortgage Loans and (ii) 12 and (y) the product of (i) any Swap Termination Payment (other than any Swap Termination Payment resulting from a Swap Provider Trigger Event), payable by the supplemental interest trust, divided by the outstanding principal balance of the Mortgage Loans and (ii) 12.

Net WAC Rate

Carryover Amount:

For any class of Senior Certificates or Subordinate Certificates for such Distribution Date is an amount equal to the sum of (i) the excess of (x) the amount of interest such class of Certificates would have accrued on such Distribution Date had such Pass-Through Rate not been subject to the Net WAC Rate Cap, over (y) the amount of interest such class of certificates accrued for such Distribution Date at the Net WAC Rate Cap and (ii) the unpaid portion of any related Net WAC Rate Carryover Amount from the prior Distribution Date together with interest accrued on such unpaid portion for the most recently ended Accrual Period at the Pass-Through Rate (calculated without reference to the Net WAC Rate Cap) applicable for such class for such Accrual Period.

Interest Remittance

Amount:

With respect to any Distribution Date is that portion of the Available Funds for such Distribution Date attributable to interest received with respect to the Mortgage Loans.

Monthly Interest

Distributable Amount

For any Distribution Date and each class of Senior Certificates and Subordinate Certificates, equals the amount of interest accrued during the related Accrual Period at the related Pass-Through Rate on the Certificate Principal Balance of such class immediately prior to such Distribution Date, and reduced (to not less than zero), in the case of each such class, by any Prepayment Interest Shortfalls allocated to such class and shortfalls resulting from the application of the Relief Act (allocated to each certificate based on its respective entitlements to interest irrespective of any Prepayment Interest Shortfalls or shortfalls resulting from the application of the Relief Act for such Distribution Date).

Unpaid Interest

Shortfall Amount

(i) For each class of Senior Certificates and Subordinate Certificates and the first Distribution Date, zero, and (ii) with respect to each class of Senior Certificates and Subordinate Certificates and any Distribution Date after the first Distribution Date, the amount, if any, by which (a) the sum of (1) the Monthly Interest Distributable Amount for such class for the immediately preceding Distribution Date and (2) the outstanding Unpaid Interest Shortfall Amount, if any, for such class for such preceding Distribution Date exceeds (b) the aggregate amount distributed on such class in respect of interest pursuant to clause (a) of this definition on such preceding Distribution Date, plus interest on the amount of interest due but not paid on the certificates of such class on such preceding Distribution Date, to the extent permitted by law, at the Pass-Through Rate for such class for the related Accrual Period.

Net Monthly

Excess Cashflow:

For any Distribution Date, the sum for such Distribution Date of (a) any Overcollateralization Target Release Amount and (b) the excess of (x) the Available Funds for such Distribution Date over (y) the sum for such Distribution Date of (A) the Monthly Interest Distributable Amounts for the Senior Certificates and Subordinate Certificates, (B) the Unpaid Interest Shortfall Amounts for the Senior Certificates and Subordinate Certificates and (C) the Principal Remittance Amount.

Allocation of

Available Funds:

Distributions to holders of each class of offered certificates will be made on each Distribution Date from Available Funds.

Interest Distributions:

(I)

First, on each Distribution Date, the trust administrator will withdraw from the distribution account that portion of Available Funds for such Distribution Date consisting of the Interest Remittance Amount for such Distribution Date, and distribute such amount concurrently, to the holders of the Senior Certificates, up to the Monthly Interest Distributable Amount and the Unpaid Interest Shortfall Amount, if any, for each class of such Certificates for such Distribution Date; and

(II)

Second, on each Distribution Date, distributions to the extent of the Interest Remittance Amount remaining undistributed for such Distribution Date will be distributed sequentially to the holders of the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7 and Class M-8 Certificates, in that order, in an amount equal to the Monthly Interest Distributable Amount for each such class.

On any Distribution Date, any shortfalls resulting from the application of the Relief Act and any Prepayment Interest Shortfalls will be allocated, first, to the interest distribution amount with respect to the Class C Certificates, and thereafter, to the Monthly Interest Distributable Amounts with respect to the Senior Certificates and the Subordinate Certificates on a pro rata basis based on the respective amounts of interest accrued on such certificates for such Distribution Date.  The holders of the Senior Certificates and the Subordinate Certificates will not be entitled to reimbursement for any such interest shortfalls.

Principal Distributions:

(I)

On each Distribution Date (a) prior to the Stepdown Date or (b) on which a Trigger Event is in effect, distributions in respect of principal to the extent of the Principal Distribution Amount for such Distribution Date will be distributed, sequentially, as follows:

(1)

first, to the Class A Certificates, until its Certificate Principal Balance is reduced to zero;

(2)

second, to the Class M-1 Certificates, until its Certificate Principal Balance is reduced to zero;

(3)

third, to the Class M-2 Certificates, until its Certificate Principal Balance is reduced to zero;

(4)

fourth, to the Class M-3 Certificates, until its Certificate Principal Balance is reduced to zero;

(5)

fifth, to the Class M-4 Certificates, until its Certificate Principal Balance is reduced to zero;

(6)

sixth, to the Class M-5 Certificates, until its Certificate Principal Balance is reduced to zero;

(7)

seventh, to the Class M-6 Certificates, until its Certificate Principal Balance is reduced to zero;

(8)

eighth, to the Class M-7 Certificates, until its Certificate Principal Balance is reduced to zero; and

(9)

ninth, to the Class M-8 Certificates, until its Certificate Principal Balance is reduced to zero.

(II)

On each Distribution Date (a) on or after the Stepdown Date and (b) on which a Trigger Event is not in effect, distributions in respect of principal to the extent of the Principal Distribution Amount will be distributed in the following amounts and order of priority:

(1)

first, to the Senior Certificates, the Senior Principal Distribution Amount will be distributed to the Class A Certificates, until its Certificate Principal Balance is reduced to zero;

(2)

second, to the holders of the Class M-1 Certificates, the Class M-1 Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero;

(3)

third, to the holders of the Class M-2 Certificates, the Class M-2 Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero;

(4)

fourth, to the holders of the Class M-3 Certificates, the Class M-3 Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero;

(5)

fifth, to the holders of the Class M-4 Certificates, the Class M-4 Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero;

(6)

sixth, to the Class M-5 Certificates, the Class M-5 Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero;

(7)

seventh, to the Class M-6 Certificates, the Class M-6 Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero;

(8)

eighth, to the Class M-7 Certificates, the Class M-7 Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero; and

(9)

ninth, to the Class M-8 Certificates, the Class M-8 Principal Distribution Amount until the Certificate Principal Balance thereof has been reduced to zero;.

Overcollateralization

Provisions:

The Pooling and Servicing Agreement requires that, on each Distribution Date, the Net Monthly Excess Cashflow will be distributed as follows:

(1)

first, to the holders of the class or classes of certificates then entitled to receive distributions in respect of principal, in an amount equal to any Overcollateralization Target Maintenance Amount for such Distribution Date, (without taking into account amounts, if any, received under the Swap Contract, distributable to such holders as part of the Principal Distribution Amount), as described under “—Allocation of Available Funds—Principal Distributions” above;

(2)

second,  sequentially, to the holders of the Class A, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7 and Class M-8 Certificates, in that order, in each case, first up to the Unpaid Interest Shortfall Amount for each such class and second up to the Allocated Realized Loss Amount, for each such class;

(3)

third, to make payments to the Net WAC Rate Carryover Reserve Account, to the extent any Net WAC Rate Carryover Amounts are required to be distributed to the holders of the Senior Certificates and Subordinate Certificates, in each case, without taking into account amounts, if any, received under the Swap Contract;

(4)

fourth, to the Swap Provider, any Swap Termination Payments resulting from a Swap Provider Trigger Event; and

(5)

fifth, (i) prior to the Stepdown Date, any remaining funds to the Class C Certificates and (ii) on or after the Stepdown Date, any remaining Net Monthly Excess Cashflow, (the “Reverse Turbo Available Net Monthly Excess Cashflow”), will be allocated for distribution in the manner described under “—Distribution of Reverse Turbo Available Net Monthly Excess Cashflow” below.

Distribution of

Reverse Turbo Available

Net Monthly Excess

Cashflow:

On each Distribution Date on or after the Stepdown Date, following the distribution of Available Funds under “Interest Distributions,” “Principal Distributions” and “Overcollateralization Provisions” above, the trust administrator will distribute the Reverse Turbo Available Net Monthly Excess Cashflow in the following order of priority:

(1)

first, to the holders of the Class M-8 Certificates, in reduction of the Certificate Principal Balance thereof, until its Certificate Principal Balance is reduced to zero; and

(2)

second, to the holders of the Class C, Class P and Class R Certificates, as provided in the Pooling and Servicing Agreement.

Payments from the

Net WAC Rate

Carryover Account:

On each Distribution Date, to the extent required, following the distribution of the Net Monthly Excess Cashflow as described in “—Overcollateralization Provisions” and the Reverse Turbo Available Net Monthly Excess Casfhlow, if applicable, pursuant to “Distribution of Reverse Turbo Available Net Monthly Excess Cashflow” above, the trust administrator will withdraw from amounts in the Net WAC Rate Carryover Account to distribute, sequentially, to the Class A, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7 and Class M-8 Certificates, in that order, any Net WAC Rate Carryover Amounts for each such class.

Payments from the

Swap Account:

On each Distribution Date, to the extent required, following the distribution of the Net Monthly Excess Cashflow as described in “—Overcollateralization Provisions” above and the Reverse Turbo Available Net Monthly Excess Casfhlow, if applicable, pursuant to “Distribution of Reverse Turbo Available Net Monthly Excess Cashflow” above, the trust administrator will withdraw from amounts in the Swap Account to distribute to the Swap Provider and to the Senior Certificates and Subordinate Certificates in the following order of priority:

(1)

first, to the Swap Provider, any Net Swap Payment owed to the Swap Provider pursuant to the Swap Contract for such Distribution Date;

(2)

second, to the Swap Provider, any Swap Termination Payment owed to the Swap Provider not resulting from a Swap Provider Trigger Event pursuant to the Swap Agreement;

(3)

third, sequentially, to the Class A, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7 and Class M-8 Certificates, in that order, the related Monthly Interest Distributable Amount and Unpaid Interest Shortfall Amount, to the extent remaining undistributed after the distributions of the Interest Remittance Amount and the Net Monthly Excess Cashflow;

(4)

fourth, to the holders of the class or classes of Certificates then entitled to receive distributions in respect of principal, in an amount necessary to maintain the applicable Overcollateralization Target Amount after taking into account distributions made pursuant to clause first under “—Overcollateralization Provisions;”

(5)

fifth, sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7 and Class M-8 Certificates, in that order, in each case up to the related Allocated Realized Loss Amount related to such Certificates for such Distribution Date remaining undistributed after distribution of the Net Monthly Excess Cashflow; and

(6)

sixth, sequentially, to the Class A, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7 and Class M-8 Certificates, in that order, the related Net WAC Rate Carryover Amount, to the extent remaining undistributed after distributions are made from the Net WAC Rate Carryover Reserve Account.

Annex I – Loan Statistical Information

The Loans are expected to have the following characteristics as of the Cut-Off Date (the sum in any column may not equal the total indicated due to rounding):

	Summary Statistics	Range (if applicable)
Number of Mortgage Loans:	5,883
Aggregate Current Principal Balance:	$330,338,807	$286 - $384,032
Average Current Principal Balance:	$56,151
Aggregate Original Principal Balance:	$331,798,794	$3,650 - $385,100
Average Original Principal Balance:	$56,400
Fully Amortizing Mortgage Loans:	51.11%
Interest Only Loans:	0.00%
Balloon Loans:	48.89%
Weighted Average Gross Coupon:	10.544%	6.000% - 17.000%
Weighted Average Original Term (months):	262	60 – 360
Weighted Average Remaining Term (months):	256	53 – 359
Weighted Average Original CLTV :	97.46%	20.00% - 100.00%
Weighted Average Borrower FICO:	670	550 – 816
Geographic Distribution (Top 5):	California	26.99%
	New York	9.52%
	Florida	9.22%
	Illinois	6.02%
	Virginia	5.40%

Cut-Off Date Principal Balances of the Loans(1)

Range of Cut-Off Date Principal Balances	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Weighted Average Gross Coupon (%)	Weighted Average Original CLTV (%)	Weighted Average FICO	Full Doc (%)	Owner Occupied (%)
Less than 50,000	3,182	87,890,571	26.61	$27,621	10.866	96.80	657	48.50	82.97
50,001 - 100,000	1,918	135,171,392	40.92	70,475	10.502	97.84	668	32.47	89.60
100,001 - 150,000	586	69,931,163	21.17	119,336	10.254	98.75	676	27.33	95.72
150,001 - 200,000	162	28,014,350	8.48	172,928	10.548	96.55	693	21.83	93.72
200,001 - 250,000	16	3,669,794	1.11	229,362	10.665	96.70	702	5.97	100.00
250,001 - 300,000	17	4,898,876	1.48	288,169	10.244	89.09	702	6.09	87.77
300,001 or greater	2	762,662	0.23	381,331	8.814	77.81	667	0.00	100.00
Total:	5,883	330,338,807	100.00	56,151	10.544	97.46	670	33.98	89.59

__________________

(1)

The average Cut-Off Date Principal Balance of the Loans was approximately $56,151.

Current Interest Rates of the Loans(1)

Current Rate (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Weighted Average Gross Coupon (%)	Weighted Average Original CLTV (%)	Weighted Average FICO	Full Doc (%)	Owner Occupied (%)
5.501% - 6.000%	1	68,910	0.02	68,910	6.000	100.00	783	0.00	100.00
6.001% - 6.500%	2	142,009	0.04	71,005	6.493	96.57	731	31.47	100.00
6.501% - 7.000%	6	442,027	0.13	73,671	6.929	74.91	642	86.01	100.00
7.001% - 7.500%	15	1,076,475	0.33	71,765	7.284	93.32	735	89.05	100.00
7.501% - 8.000%	46	3,307,243	1.00	71,897	7.910	93.86	706	63.89	99.68
8.001% - 8.500%	121	7,505,818	2.27	62,032	8.421	96.91	695	70.68	99.42
8.501% - 9.000%	420	28,721,426	8.69	68,384	8.907	96.78	694	62.28	99.41
9.001% - 9.500%	407	27,126,621	8.21	66,650	9.333	98.36	678	49.49	98.18
9.501% - 10.000%	1,065	73,871,255	22.36	69,363	9.872	98.53	683	16.68	96.59
10.001% - 10.500%	543	34,707,884	10.51	63,919	10.336	98.01	661	36.86	93.27
10.501% - 11.000%	772	45,553,214	13.79	59,007	10.855	97.37	649	38.06	88.15
11.001% - 11.500%	823	41,219,537	12.48	50,084	11.277	97.67	636	45.86	86.54
11.501% - 12.000%	658	30,679,641	9.29	46,626	11.835	96.87	679	14.33	78.72
12.001% - 12.500%	567	17,839,932	5.40	31,464	12.297	96.11	672	26.09	75.81
12.501% - 13.000%	179	7,850,676	2.38	43,859	12.834	95.82	671	11.94	65.43
13.001% - 13.500%	111	4,587,256	1.39	41,327	13.312	95.03	678	14.46	61.79
13.501% - 14.000%	71	2,725,549	0.83	38,388	13.860	95.45	666	4.14	64.30
14.001% - 14.500%	27	954,242	0.29	35,342	14.304	95.68	699	0.00	30.39
14.501% - 15.000%	28	1,157,306	0.35	41,332	14.836	95.30	669	0.00	49.74
15.001% - 15.500%	13	624,414	0.19	48,032	15.250	94.70	648	1.60	59.81
15.501% - 16.000%	5	82,739	0.03	16,548	15.720	94.01	643	13.26	34.73
16.001% >=	3	94,632	0.03	31,544	16.413	98.14	646	0.00	74.46
Total:	5,883	330,338,807	100.00	56,151	10.544	97.46	670	33.98	89.59

____________________

(1)

The weighted average current interest rate of the Loans as of the Cut-Off Date was approximately 10.544% per annum.

Original Loan-to-Value Ratios of the Loans(1)

Original LTV (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Weighted Average Gross Coupon (%)	Weighted Average Original CLTV (%)	Weighted Average FICO	Full Doc (%)	Owner Occupied (%)
0.01% - 5.00%	659	7,475,694	2.26	11,344	12.043	93.78	598	94.21	80.08
5.01% - 10.00%	401	13,356,253	4.04	33,307	10.395	87.83	675	31.73	73.33
10.01% - 15.00%	616	27,903,057	8.45	45,297	10.799	93.16	675	26.92	77.65
15.01% - 20.00%	3,597	228,858,648	69.28	63,625	10.315	98.87	662	39.01	94.76
20.01% - 25.00%	299	21,627,001	6.55	72,331	11.361	94.09	713	9.93	53.15
25.01% - 30.00%	282	27,365,234	8.28	97,040	11.173	98.96	708	6.39	97.62
30.01% - 35.00%	22	2,722,518	0.82	123,751	10.724	91.39	690	8.95	87.89
35.01% - 40.00%	4	629,892	0.19	157,473	10.941	98.37	729	0.00	100.00
40.01% - 45.00%	1	56,070	0.02	56,070	8.990	99.65	720	100.00	100.00
50.01% - 55.00%	1	174,627	0.05	174,627	11.125	98.07	685	0.00	100.00
55.01% - 60.00%	1	169,812	0.05	169,812	13.250	95.00	686	0.00	100.00
Total:	5,883	330,338,807	100.00	56,151	10.544	97.46	670	33.98	89.59

__________________

(1)

The weighted average original loan-to-value ratio of the Loans as of the Cut-Off Date was approximately 19.96%

Original Combined Loan-to-Value Ratios of the Loans(1)

Original CLTV (%)	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Weighted Average Gross Coupon (%)	Weighted Average Original CLTV (%)	Weighted Average FICO	Full Doc (%)	Owner Occupied (%)
15.01% - 20.00%	2	100,394	0.03	50,197	11.816	20.00	640	0.00	100.00
25.01% - 30.00%	2	37,859	0.01	18,930	11.537	30.00	707	0.00	51.34
30.01% - 35.00%	1	49,106	0.01	49,106	8.625	31.82	670	0.00	100.00
35.01% - 40.00%	3	159,862	0.05	53,287	8.706	38.23	690	0.00	100.00
40.01% - 45.00%	1	99,669	0.03	99,669	6.990	44.33	620	100.00	100.00
50.01% - 55.00%	1	49,344	0.01	49,344	6.650	52.16	625	100.00	100.00
55.01% - 60.00%	1	59,944	0.02	59,944	12.990	58.99	619	0.00	100.00
60.01% - 65.00%	3	269,157	0.08	89,719	9.000	64.31	648	50.01	100.00
65.01% - 70.00%	11	938,477	0.28	85,316	9.237	67.85	668	3.87	87.10
70.01% - 75.00%	15	740,863	0.22	49,391	9.856	73.13	684	18.12	83.65
75.01% - 80.00%	68	4,319,604	1.31	63,524	9.566	78.89	701	10.04	63.51
80.01% - 85.00%	72	4,339,288	1.31	60,268	10.349	83.93	690	12.72	67.45
85.01% - 90.00%	581	30,363,164	9.19	52,260	10.974	89.55	698	12.05	49.21
90.01% - 95.00%	1,336	45,960,010	13.91	34,401	11.315	94.71	681	29.95	67.75
95.01% - 100.00%	3,786	242,852,067	73.52	64,145	10.377	99.90	663	38.46	99.63
Total:	5,883	330,338,807	100.00	56,151	10.544	97.46	670	33.98	89.59

__________________

(1)

The weighted average original loan-to-value ratio of the Loans as of the Cut-Off Date was approximately 97.46%

Property Types of the Loans

Property Type	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Weighted Average Gross Coupon (%)	Weighted Average Original CLTV (%)	Weighted Average FICO	Full Doc (%)	Owner Occupied (%)
Single Family	4,210	227,083,069	68.74	53,939	10.458	97.83	662	39.84	93.33
Two to Four Family	657	45,074,391	13.64	68,606	10.566	97.09	685	18.86	79.38
PUD	477	32,098,203	9.72	67,292	11.154	95.45	696	12.08	78.38
Condominium	525	25,590,225	7.75	48,743	10.523	97.27	675	36.25	88.25
Townhouse	11	385,692	0.12	35,063	9.714	99.38	661	14.06	100.00
Coop	3	107,228	0.03	35,743	9.641	93.46	721	72.56	100.00
Total:	5,883	330,338,807	100.00	56,151	10.544	97.46	670	33.98	89.59

____________________

(1)

PUD refers to a home or “unit” in a Planned Unit Development.

Purpose of the Loans

Purpose	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Weighted Average Gross Coupon (%)	Weighted Average Original CLTV (%)	Weighted Average FICO	Full Doc (%)	Owner Occupied (%)
Purchase	4,745	264,771,053	80.15	55,800	10.584	98.06	674	31.46	88.99
Cash Out Refinance	1,061	61,404,228	18.59	57,874	10.375	95.18	652	45.89	93.06
Rate & Term Refinance	77	4,163,527	1.26	54,072	10.552	92.51	673	18.91	76.65
Total:	5,883	330,338,807	100.00	56,151	10.544	97.46	670	33.98	89.59

Occupancy Status of the Loans(1)

Occupancy Status	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Weighted Average Gross Coupon (%)	Weighted Average Original CLTV (%)	Weighted Average FICO	Full Doc (%)	Owner Occupied (%)
Primary	4,954	292,351,581	88.50	59,013	10.406	98.28	664	36.96	100.00
Investor	851	34,382,988	10.41	40,403	11.670	91.30	715	11.62	0.00
Secondary	78	3,604,238	1.09	46,208	11.033	89.24	700	5.69	100.00
Total:	5,883	330,338,807	100.00	56,151	10.544	97.46	670	33.98	89.59

____________________

(1)

Occupancy as represented by the mortgagor at the time of origination.

Remaining Terms to Maturity of the Loans(1)

Remaining Months to Maturity	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Weighted Average Gross Coupon (%)	Weighted Average Original CLTV (%)	Weighted Average FICO	Full Doc (%)	Owner Occupied (%)
0 - 60	61	478,585	0.14	7,846	11.985	94.42	592	100.00	73.47
61 - 120	501	5,372,055	1.63	10,723	11.766	95.71	602	88.16	83.89
121 - 180	2,953	169,320,994	51.26	57,339	10.867	95.86	688	15.77	81.14
181 - 240	119	4,542,308	1.38	38,171	10.256	97.71	660	46.81	95.62
241 - 300	4	148,591	0.04	37,148	9.980	96.60	662	0.00	85.43
301 - 360	2,245	150,476,273	45.55	67,027	10.142	99.32	652	51.98	99.18
Total:	5,883	330,338,807	100.00	56,151	10.544	97.46	670	33.98	89.59

____________________

(1)

The weighted average remaining term to maturity of the Loans was approximately 256 months.

Geographic Distribution of the Mortgaged Properties Related to the Loans(1)

State	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Weighted Average Gross Coupon (%)	Weighted Average Original CLTV (%)	Weighted Average FICO	Full Doc (%)	Owner Occupied (%)
California	990	89,150,170	26.99	90,051	10.184	97.74	671	34.31	92.79
New York	395	31,455,654	9.52	79,635	10.230	98.22	677	20.41	95.12
Florida	680	30,467,484	9.22	44,805	10.864	96.79	669	35.96	86.51
Illinois	434	19,893,615	6.02	45,838	10.430	97.21	676	27.65	86.17
Virginia	258	17,831,422	5.40	69,114	10.792	97.27	671	28.85	89.28
Massachusetts	234	15,259,028	4.62	65,210	10.563	96.62	669	31.84	93.06
New Jersey	254	15,085,166	4.57	59,390	10.514	98.63	663	28.26	95.71
Maryland	260	14,624,365	4.43	56,248	10.709	98.54	655	48.76	94.60
Arizona	223	13,306,584	4.03	59,671	11.251	94.18	692	18.94	68.47
Georgia	296	9,263,345	2.80	31,295	10.799	98.43	638	59.84	93.45
Other	1,859	74,001,973	22.40	39,807	10.762	97.37	668	39.64	86.02
Total:	5,883	330,338,807	100.00	56,151	10.544	97.46	670	33.98	89.59

___________________

(1)

No more than approximately 0.30% of the Loans, by Cut-Off Date Pool Balance, will be secured by properties located in any one zip code.

Documentation Types of the Loans

Documentation	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Weighted Average Gross Coupon (%)	Weighted Average Original CLTV (%)	Weighted Average FICO	Full Doc (%)	Owner Occupied (%)
Stated Doc	1,680	114,855,493	34.77	68,366	10.328	99.22	667	0.00	98.45
Full	2,613	112,257,397	33.98	42,961	10.185	98.63	639	100.00	96.44
Reduced	689	47,760,624	14.46	69,319	11.226	93.73	694	0.00	66.56
No Ratio	552	36,669,054	11.10	66,429	10.677	94.90	710	0.00	73.94
No Doc	331	18,494,134	5.60	55,874	12.021	94.16	732	0.00	83.37
Streamline	18	302,105	0.09	16,784	11.953	94.92	588	0.00	100.00
Total:	5,883	330,338,807	100.00	56,151	10.544	97.46	670	33.98	89.59

Credit Scores for the Loans(1)

Credit Score	Number of Loans	Unpaid Principal Balance ($)	% of Pool by Principal Balance	Avg. Principal Balance ($)	Weighted Average Gross Coupon (%)	Weighted Average Original CLTV (%)	Weighted Average FICO	Full Doc (%)	Owner Occupied (%)
Not Available	1	90,627	0.03	90,627	8.000	100.00	0	0.00	100.00
501 - 550	21	212,910	0.06	10,139	12.261	94.66	550	97.44	100.00
551 - 600	1,003	30,782,805	9.32	30,691	11.197	98.84	584	98.82	99.41
601 - 650	1,811	98,873,309	29.93	54,596	10.681	98.47	630	43.66	98.34
651 - 700	1,672	110,556,485	33.47	66,122	10.429	97.15	674	21.47	89.48
701 - 750	944	61,994,916	18.77	65,673	10.239	96.45	723	16.18	78.76
751 - 800	408	26,712,706	8.09	65,472	10.473	95.81	770	17.16	72.64
801 - 850	23	1,115,048	0.34	48,480	10.325	95.77	809	9.62	58.93
Total:	5,883	330,338,807	100.00	56,151	10.544	97.46	670	33.98	89.59

______________________

(1)

The weighted average credit score of the Loans that had credit scores was approximately 670.

Annex II – Swap Schedule

Accrual Start	Accrual End	Notional Balance	Swap Rate
2/24/2006	3/25/2006	318,612,000	4.9100
3/25/2006	4/25/2006	314,673,000	4.9100
4/25/2006	5/25/2006	310,329,000	4.9100
5/25/2006	6/25/2006	305,590,000	4.9100
6/25/2006	7/25/2006	300,467,000	4.9100
7/25/2006	8/25/2006	294,972,000	4.9100
8/25/2006	9/25/2006	289,122,000	4.9100
9/25/2006	10/25/2006	282,931,000	4.9100
10/25/2006	11/25/2006	276,418,000	4.9100
11/25/2006	12/25/2006	269,601,000	4.9100
12/25/2006	1/25/2007	262,501,000	4.9100
1/25/2007	2/25/2007	255,138,000	4.9100
2/25/2007	3/25/2007	247,536,000	4.9100
3/25/2007	4/25/2007	239,718,000	4.9100
4/25/2007	5/25/2007	231,846,000	4.9100
5/25/2007	6/25/2007	224,179,000	4.9100
6/25/2007	7/25/2007	216,751,000	4.9100
7/25/2007	8/25/2007	209,554,000	4.9100
8/25/2007	9/25/2007	202,579,000	4.9100
9/25/2007	10/25/2007	193,835,000	4.9100
10/25/2007	11/25/2007	182,033,000	4.9100
11/25/2007	12/25/2007	170,335,000	4.9100
12/25/2007	1/25/2008	159,343,000	4.9100
1/25/2008	2/25/2008	149,013,000	4.9100
2/25/2008	3/25/2008	139,307,000	4.9100
3/25/2008	4/25/2008	131,448,000	4.9100
4/25/2008	5/25/2008	126,208,000	4.9100
5/25/2008	6/25/2008	121,541,000	4.9100
6/25/2008	7/25/2008	117,030,000	4.9100
7/25/2008	8/25/2008	112,673,000	4.9100
8/25/2008	9/25/2008	108,461,000	4.9100
9/25/2008	10/25/2008	104,390,000	4.9100
10/25/2008	11/25/2008	100,453,000	4.9100
11/25/2008	12/25/2008	96,647,000	4.9100
12/25/2008	1/25/2009	92,965,000	4.9100
1/25/2009	2/25/2009	89,400,000	4.9100
2/25/2009	3/25/2009	85,895,000	4.9100
3/25/2009	4/25/2009	82,397,000	4.9100
4/25/2009	5/25/2009	78,902,000	4.9100
5/25/2009	6/25/2009	75,741,000	4.9100
6/25/2009	7/25/2009	73,447,000	4.9100
7/25/2009	8/25/2009	71,165,000	4.9100
8/25/2009	9/25/2009	68,897,000	4.9100
9/25/2009	10/25/2009	66,298,000	4.9100
10/25/2009	11/25/2009	63,787,000	4.9100
11/25/2009	12/25/2009	61,360,000	4.9100
12/25/2009	1/25/2010	59,015,000	4.9100
1/25/2010	2/25/2010	56,749,000	4.9100
2/25/2010	3/25/2010	54,560,000	4.9100
3/25/2010	4/25/2010	52,444,000	4.9100
4/25/2010	5/25/2010	50,400,000	4.9100
5/25/2010	6/25/2010	48,424,000	4.9100
6/25/2010	7/25/2010	46,515,000	4.9100
7/25/2010	8/25/2010	44,671,000	4.9100

Contact Information

FOR ADDITIONAL INFORMATION PLEASE CALL:

UBS Securities LLC

Asset Backed Finance
Hugh Corcoran	212-713-4334
Jay Lown	212-713-3670
Eileen Lindblom	212-713-6273
Obi Nwokorie	212-713-3270
Sameer Tikoo	212-713-2952
Verdi Contente	212-713-2713
Wayne Ip	212-713-3710

ABS Trading & Syndicate
Jack McCleary	212-713-4330
Stuart Lippman	212-713-2946
Joe Ruttle	212-713-2252

Rating Agency Contacts

Standard & Poor’s
Danielle Stumberger	212-438-3514

Moody’s
Todd Swanson	415-274-1714

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an indication of interest in purchasing such securities, when, as and if issued.  Any such indication will not constitute a contractual commitment by you to purchase any of the securities until the offering has been priced and we have advised you of and confirmed the allocation of securities to be made to you.  You may withdraw you indication of interest at any time prior to the notice of allocation.  The issuer is not obligated to issue such security or any similar security and the underwriter’s obligation to deliver such security is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of such security when, as and if issued by the issuer.  You are advised that the terms of the securities, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  You are advised that securities may not be issued that have the characteristics described in these materials.  The underwriter’s obligation to sell such securities to you is conditioned on the mortgage loans and certificates having the characteristics described in these materials.  If for any reason the issuer does not deliver such certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  In addition, you may get the prospectus for free by visiting our website at http://www.ubs.com/regulationab.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-(877) 867-2654.

AUTOMATICALLY GENERATED E-MAIL DISCLAIMERS

Any disclaimer appearing at the bottom of the email communication to which this free writing prospectus is attached stating either of the following (or any derivative thereof):

(1) that these materials contain confidential information; or

(2) that the sender does not accept liability relating to the accuracy or completeness of these materials; or

(3) that these materials do not constitute a solicitation or an offer to buy or sell securities in each case, is not applicable to these materials and should be disregarded.  Such disclaimers have been automatically generated as a result of these materials having been sent via e-mail or another system such as Bloomberg.

Dated:  January 25, 2006

Term Sheet Supplement

MASTR Second Lien Trust 2006-1
(Issuer)

Mortgage Asset Securitization Transactions, Inc.
(Depositor)

UBS Real Estate Securities Inc.
(Transferor)

Wells Fargo Bank, N.A.
(Master Servicer and Trust Administrator)

Mortgage Pass-Through Certificates, Series 2006-1

UBS Investment Bank
For use with base prospectus dated June 2, 2005

TABLE OF CONTENTS

Page

RISK FACTORS

4

FORWARD LOOKING STATEMENTS

13

DEFINED TERMS

13

DESCRIPTION OF THE MORTGAGE LOANS

13

UNDERWRITING STANDARDS

15

THE MASTER SERVICER AND THE SERVICER

23

THE POOLING AND SERVICING AGREEMENT

29

FEDERAL INCOME TAX CONSEQUENCES

37

ERISA CONSIDERATIONS

40

LEGAL INVESTMENT

42

GLOSSARY OF TERMS

43

RISK FACTORS

Before making an investment decision, you should carefully consider the following risks which we believe describe the principal factors that make an investment in the certificates speculative or risky.  In particular, payments on your certificates will depend on payments received on, and other recoveries with respect to, the loans.  Therefore, you should carefully consider the risk factors relating to the loans.

Unpredictability of Prepayments and Effect on Yields

Mortgagors may prepay their loans in whole or in part at any time.  We cannot predict the rate at which mortgagors will repay their loans.  A prepayment of a loan generally will result in a prepayment on the certificates.

·

If you purchase your certificates at a discount and principal is repaid slower than you assume, then your yield may be lower than you anticipate.

·

If you purchase your certificates at a premium and principal is repaid faster than you assume, then your yield may be lower than you anticipate.

·

The rate of prepayments on the loans will be sensitive to prevailing interest rates.  Generally, if prevailing interest rates decline significantly below the mortgage rates on the loans, the loans are more likely to prepay than if prevailing rates remain above the mortgage rates on such loans.  Conversely, if prevailing interest rates rise significantly, the prepayments on the loans may decrease.

·

Approximately 44.63% of the Loans (by aggregate principal balance as of the cut-off date) require the mortgagor to pay a prepayment charge in certain instances if the mortgagor prepays the loan during a stated period, which may range from 6 to 60 months after the loan was originated.  A prepayment charge may or may not discourage a mortgagor from prepaying the loan during the applicable period.

·

The transferor may be required to purchase loans from the trust in the event certain breaches of representations and warranties occur and have not been cured. These purchases will have the same effect on the holders of the offered certificates as a prepayment of the loans.

·

The master servicer, at the direction of the majority holder of the Class C Certificates (so long as such holder is not the transferor or an affiliate of the transferor) or, if such majority holder fails to direct the exercise of such option, the NIMS Insurer, if any) may purchase all of the loans when the aggregate principal balance of the loans is less than 10% of the aggregate principal balance of the loans as of the cut-off date.

·

If the rate of default and the amount of losses on the loans is higher than you expect, then your yield may be lower than you expect.

·

As a result of the absorption of realized losses on the loans by excess interest, overcollateralization and amounts received under the Interest Rate Swap Agreement, liquidations of defaulted loans, whether or not realized losses are incurred upon such liquidations, will result in an earlier return of the principal of the Senior Certificates and the Subordinate Certificates and will influence the yield on such certificates in a manner similar to the manner in which principal prepayments on the loans will influence the yield on the offered certificates.

·

The overcollateralization provisions are intended to result in an accelerated rate of principal distributions to holders of the Senior Certificates and the Subordinate Certificates then entitled to principal distributions at any time that the overcollateralization provided by the mortgage pool falls below the required level.

Rights of the NIMS Insurer

Pursuant to the terms of the pooling and servicing agreement, unless there exists a NIMS Insurer Default, such NIMS Insurer will be entitled to exercise, among others, the following rights of the holders of the Senior Certificates and the Subordinate Certificates, without the consent of such holders, and the holders of the Senior Certificates and the Subordinate Certificates may exercise such rights only with the prior written consent of such NIMS Insurer: (i) the right to provide notices of servicer defaults and the right to direct the termination of the rights and obligations of the master servicer under the pooling and servicing agreement in the event of a default by the master servicer; (ii) the right to remove the trust administrator or any co-trust administrator, the trustee or any co-trustee, or custodian pursuant to the pooling and servicing agreement; and (iii) the right to direct the trustee or trust administrator to make investigations and take actions pursuant to the pooling and servicing agreement.  In addition, unless a NIMS Insurer Default exists, such NIMS Insurer’s consent will be required prior to, among other things, (i) the removal or replacement of the master servicer, any successor master servicer, or the trustee or trust administrator, (ii) the appointment or termination of any servicer, subservicer or co-trustee or co-trust administrator or (iii) any amendment to the pooling and servicing agreement.

Investors in the offered certificates should note that:

·

any insurance policy issued by the NIMS Insurer, if any, will not cover, and will not benefit in any manner whatsoever the offered certificates;

·

the rights to be granted to the NIMS Insurer, if any, are extensive;

·

the interests of the NIMS Insurer, if any, may be inconsistent with, and adverse to the interests of the holders of the offered certificates and the NIMS Insurer, if any, has no obligation or duty to consider the interests of the Senior Certificates and the Subordinate Certificates in connection with the exercise or nonexercise of such NIMS Insurer’s rights;

·

such NIMS Insurer’s exercise of the rights and consents set forth above may negatively affect the Senior Certificates and the Subordinate Certificates and the existence of such NIMS Insurer’s rights, whether or not exercised, may adversely affect the liquidity of the Senior Certificates and the Subordinate Certificates relative to other asset-backed certificates backed by comparable mortgage loans and with comparable payment priorities and ratings; and

·

there may be more than one series of notes insured by the NIMS Insurer and the NIMS Insurer will have the rights set forth herein so long as any such series of notes remain outstanding.

The Return on Your Certificates Could Be Reduced Due to the Application of the Servicemembers Civil Relief Act

In response to previously executed and threatened terrorist attacks in the United States and foreign countries, the United States has initiated military operations and has placed a substantial number of armed forces reservists and members of the National Guard on active duty status.  It is possible that the number of reservists and members of the National Guard placed on active duty status in the near future may increase.  To the extent that a member of the military, or a member of the armed forces reserves or National Guard who is called to active duty, is a mortgagor of a loan in the trust, the interest rate limitation of the Servicemembers Civil Relief Act, as amended, and any comparable state or local law will apply.  A significant number of the loans have mortgage interest rates that exceed such limitation, if applicable.  This may result in interest shortfalls on the loans, which in turn will be allocated ratably in reduction of accrued interest on all classes of interest bearing certificates, irrespective of the availability of excess cash flow or other credit enhancement.  None of the depositor, the transferor, the underwriter, the master servicer, the trust administrator, the trustee, the custodian, the servicer or any other party has taken any action to determine whether any of the loans would be affected by such interest rate limitation.  See “Certain Legal Aspects of Residential Loans—Servicemembers Civil Relief Act and the California Military and Veterans Code” in the base prospectus.

Potential Inadequacy of Credit Enhancement for the Offered Certificates

The credit enhancement features are intended to enhance the likelihood that holders of the Senior Certificates, and to a limited extent, the holders of the Subordinate Certificates, will receive regular distributions of interest and principal.  However, we cannot assure you that the applicable credit enhancement will adequately cover any shortfalls in cash available to make distributions on your certificates as a result of delinquencies or defaults on the loans.  If delinquencies or defaults occur on the loans, neither the servicer nor any other entity will advance scheduled monthly payments of interest and principal on delinquent or defaulted loans if such advances are not likely to be recovered.  If substantial losses occur as a result of defaults and delinquent payments on the loans, you may suffer losses.

A decline in real estate values or in economic conditions generally could increase the rates of delinquencies, foreclosures and losses on the loans to a level that is significantly higher than those experienced currently.  This in turn will reduce the yield on your certificates, particularly if the credit enhancement is not enough to protect your certificates from these losses.

Interest Generated by the Loans May Be Insufficient to Maintain Overcollateralization

The weighted average of the mortgage rates on the loans (net of certain fees and expenses, including any Net Swap Payment owed to the Swap Provider and any Swap Termination Payment, other than a Swap Termination Payment resulting from a Swap Provider Trigger Event) is expected to be higher than the pass-through rates on the Senior Certificates and Subordinate Certificates.  The loans are expected to generate more interest than is needed to distribute interest owed on the Senior Certificates and Subordinate Certificates and to pay certain fees and expenses of the trust.  Any remaining interest generated by the loans will then be used to absorb losses that occur on the loans.  After these financial obligations of the trust are covered, the available excess interest generated by the loans will be used to maintain overcollateralization.  We cannot assure you, however, that enough excess interest will be generated to maintain the required level of overcollateralization.  The factors described below will affect the amount of excess interest that the loans will generate:

·

Every time a loan is prepaid in full, liquidated or written off, excess interest may be reduced because the loan will no longer be outstanding and generating interest or, in the case of a partial prepayment, will be generating less interest.

·

If the rates of delinquencies, defaults or losses on the loans turn out to be higher than expected, excess interest will be reduced by the amount necessary to compensate for any shortfalls in cash available to make required distributions on the Senior Certificates and the Subordinate Certificates.

·

The loans have mortgage rates that are fixed and will not adjust based on any index.  As a result, the pass-through rate on the offered certificates may increase relative to the mortgage rates on the loans.  This would require that more of the interest generated by the loans be applied to cover interest on the offered certificates.

·

If prepayments, defaults and liquidations occur more rapidly on the loans with relatively higher mortgage rates than on the loans with relatively lower mortgage rates, the amount of excess interest generated by the loans will be less than would otherwise be the case.

Effect of Mortgage Rates on the Certificates

The Senior Certificates and Offered Subordinate Certificates accrue interest at pass-through rates based on the one-month LIBOR index plus specified margins, but are subject to a limit.  The limit on the pass-through rates for the Offered Certificates is based on the weighted average of the mortgage rates on the loans, net of certain fees and expenses of the trust and the supplemental interest trust (including any Net Swap Payment owed to the Swap Provider and any Swap Termination Payment owed to the Swap Provider, other than a Swap Termination Payment due to a Swap Termination Trigger Event).

The loans have mortgage rates that will not adjust.  As a result of the limit on the pass-through rates on the offered certificates, such certificates may accrue less interest than they would accrue if their pass-through rates were based solely on the one-month LIBOR index plus the specified margin.

A variety of factors could limit the pass-through rates on the Senior Certificates and the Offered Subordinate Certificates.  Some of these factors are described below:

·

The pass-through rates for the Senior Certificates and the Offered Subordinate Certificates adjust monthly while the mortgage rates on the loans do not adjust.  Consequently, the limit on the pass-through rates on the Senior Certificates and the Offered Subordinate Certificates may prevent any increases in the pass-through rates on such certificates for extended periods in a rising interest rate environment.

·

If prepayments, defaults and liquidations occur more rapidly on the loans with relatively higher mortgage rates than on the loans with relatively lower mortgage rates, the pass-through rates on the offered certificates are more likely to be limited.

If the pass-through rates on the Senior Certificates and the Offered Subordinate Certificates are limited for any distribution date, the resulting basis risk shortfalls may be recovered by the holders of these certificates on such distribution date or future distribution dates to the extent that on such distribution date or future distribution dates there are sufficient available funds remaining after certain other distributions on the Senior Certificates and the Offered Subordinate Certificates and the payment of certain fees and expenses of the trust and the supplemental interest trust (including any Net Swap Payment owed to the Swap Provider and any Swap Termination Payment owed to the Swap Provider, other than a Swap Termination Payment due to a Swap Termination Trigger Event).

Amounts distributed on the Senior Certificates and Offered Subordinate Certificates in respect of such shortfalls may be supplemented by the Interest Rate Swap Agreement to the extent that the floating payment by the Swap Provider exceeds the fixed payment by the supplemental interest trust on any distribution date and such amount is available.  However, the amount received from the Swap Provider under the Interest Rate Swap Agreement may be insufficient to pay the holders of the applicable certificates the full amount of interest which they would have received absent the limitations of the rate cap.

Risks Associated with the Subordinate Certificates

The weighted average lives of, and the yields to maturity on, the Subordinate Certificates will be progressively more sensitive, in increasing order of their numerical class designations, to the rate and timing of mortgagor defaults and the severity of ensuing losses on the loans.  If the actual rate and severity of losses on the loans is higher than those assumed by an investor in such certificates, the actual yield to maturity of such certificates may be lower than the yield anticipated by such holder based on such assumption.  The timing of losses on the loans will also affect an investor’s actual yield to maturity, even if the rate of defaults and severity of losses over the life of the loans are consistent with an investor’s expectations.  In general, the earlier a loss occurs, the greater the effect on an investor’s yield to maturity.  Realized losses on the loans, to the extent they exceed the amount of excess interest and overcollateralization following distributions of principal on the related distribution date and any Net Swap Payment received under the Interest Rate Swap Agreement, will reduce the certificate principal balance of the class of Subordinate Certificate then outstanding with the highest numerical class designation.  As a result of such reductions, less interest will accrue on such class of Subordinate Certificates than would otherwise be the case.  Once a realized loss is allocated to a Subordinate Certificate, no principal or interest will be distributable with respect to such written down amount (except in the case of subsequent recoveries).

Unless the aggregate certificate principal balance of the Senior Certificates has been reduced to zero, the Subordinate Certificates will not be entitled to any principal distributions until at least October 2008 or during any period in which delinquencies or realized losses on the loans exceed certain levels.  As a result, the weighted average lives of the Subordinate Certificates will be longer than would otherwise be the case if distributions of principal were allocated among all of the certificates at the same time.  As a result of the longer weighted average lives of the Subordinate Certificates, the holders of such certificates have a greater risk of suffering a loss on their investments.  Further, because such certificates might not receive any principal if certain delinquency levels occur, it is possible for such certificates to receive no principal distributions even if no losses have occurred on the loans.

In addition, the multiple class structure of the Subordinate Certificates causes the yield of such classes to be particularly sensitive to changes in the rates of prepayment of the loans.  Because distributions of principal will be made to the holders of such certificates according to a priority of payment, the yield to maturity on such classes of certificates will be sensitive to the rates of prepayment on the loans experienced both before and after the commencement of principal distributions on such classes.  The yield to maturity on such classes of certificates will also be extremely sensitive to losses due to defaults on the loans (and the timing thereof), to the extent such losses are not covered by excess interest, the Class C Certificates, Net Swap Payments received under the Interest Rate Swap Agreement or a class of Subordinate Certificates with a higher numerical class designation.  Furthermore, the timing of receipt of principal and interest by the Subordinate Certificates may be adversely affected by losses even if such classes of certificates do not ultimately bear such loss.

Prepayment Interest Shortfalls and Relief Act Shortfalls

When a loan is prepaid, the mortgagor is charged interest on the amount prepaid only up to the date on which the prepayment is made, rather than for an entire month.  This may result in a shortfall in interest collections available for distribution on the next distribution date.  None of the master servicer, the servicer nor any other entity is required to cover any portion of the shortfall in interest collections that are attributable to prepayments.  In addition, any shortfalls in interest collections that result from the application of the Relief Act will not be covered by the servicer, master servicer or any other entity.

On any distribution date, any shortfalls resulting from the application of the Relief Act and any Prepayment Interest Shortfalls will be allocated, first, to the interest distribution amount with respect to the Class C Certificates, and thereafter, to monthly interest distributable amounts with respect to the Senior Certificates and Subordinate Certificates on a pro rata basis based on the respective amounts of interest accrued on such certificates for such distribution date.  The holders of the Senior Certificates and Subordinate Certificates will not be entitled to reimbursement for any such interest shortfalls.  If these shortfalls are allocated to the Senior Certificates and Subordinate Certificates, the amount of interest distributed to those certificates will be reduced, adversely affecting the yield on your investment.

Payments in Full of a Balloon Loan Depend on the Borrower’s Ability to Refinance the Balloon Loan or Sell the Mortgaged Property

Approximately 44.89% of the Loans (based on the aggregate principal balance as of the cut-off date), will not be fully amortizing over their terms to maturity and thus will require substantial principal payments, i.e., balloon payments, at their stated maturity.  Loans with balloon payments involve a greater degree of risk because the ability of a borrower to make a balloon payment typically will depend upon its ability either to timely refinance the loan or to timely sell the related mortgaged property.  The ability of a borrower to accomplish either of these goals will be affected by a number of factors, including:

·

the level of available mortgage interest rates at the time of sale or refinancing;

·

the borrower’s equity in the related mortgaged property;

·

the financial condition of the borrower;

·

tax laws;

·

prevailing general economic conditions; and

·

the availability of credit for single family real properties generally.

Delay in Receipt of Liquidation Proceeds; Liquidation Proceeds May Be Less than Principal Balance of Loans

Substantial delays could be encountered in connection with the liquidation of delinquent loans.  Further, reimbursement of servicing advances made on a loan, liquidation expenses such as legal fees, real estate taxes, hazard insurance and maintenance and preservation expenses may reduce the portion of liquidation proceeds distributable to you.  If a mortgaged property fails to provide adequate security for the loan, you will incur a loss on your investment if the credit enhancements are insufficient to cover the loss.

Subordinate Loans

All of the loans evidence a lien that is subordinate to the rights of the mortgagee under a senior mortgage or mortgages. The proceeds from any liquidation, insurance or condemnation proceedings will be available to satisfy the outstanding principal balance of such junior loans only to the extent that the claims of such senior mortgages have been satisfied in full, including any foreclosure costs. In circumstances where the servicer determines that it would be uneconomical to foreclose on the related mortgaged property, the servicer may write off the entire outstanding principal balance of the related loan as bad debt. The foregoing considerations will be particularly applicable to junior loans that have high combined loan-to-value ratios because in such cases, the servicer is more likely to determine that foreclosure would be uneconomical. You should consider the risk that to the extent losses on loans are not covered by available credit enhancement, you may incur a loss.

High Combined Loan-to-Value Ratios Increase Risk of Loss

Mortgage loans with higher combined loan-to-value ratios may present a greater risk of loss than loans with combined loan-to-value ratios of 80% or below.  Approximately 97.93% of the Loans (based on the aggregate principal balance as of the cut-off date) had combined loan-to-value ratios in excess of approximately 80%, but no more than approximately 100% at origination.  Additionally, the related loan seller’s determination of the value of a mortgaged property used in the calculation of the combined loan-to-values ratios of the loans may differ from the appraised value of such mortgaged properties.  See “Underwriting Standards” herein.

No Payment of Compensating Interest May Reduce Your Yield

None of the servicer, the master servicer, the trust administrator, nor any other entity is obligated, and none is expected, to make payments in respect of compensating interest.

Loss Mitigation may Increase Your Risk

The servicer or its subservicers may use a wide variety of practices to limit losses on defaulted loans, including writing off part of the debt, reducing future payments, and deferring the collection of past due payments. The use of these practices may result in recognition of losses.

No Monitoring of Hazard Insurance

None of the servicer, the master servicer, the trust administrator or any other party will monitor the existence of hazard insurance with respect to the loans, and therefore it cannot be confirmed whether hazard insurance policies are or will be in effect with respect to any of the loans.  If a loss of a type typically covered by a hazard insurance policy occurs with respect to any loan, the certificateholders may incur a loss.

Geographic Concentration

The chart presented in Annex I to the accompanying term sheet lists the states with the highest concentrations of loans.  Mortgaged properties in California may be particularly susceptible to certain types of hazards, such as earthquakes, floods, mudslides and other natural disasters, for which there may or may not be insurance.

In addition, the conditions below will have a disproportionate impact on the loans in general:

·

Economic conditions in states with high concentrations of loans may affect the ability of mortgagors to repay their loans on time even if such conditions do not affect real property values.

·

Declines in the residential real estate markets in the states with high concentrations of loans may reduce the values of properties located in those states, which would result in an increase in loan-to-value ratios.

·

Any increase in the market value of properties located in the states with high concentrations of loans would reduce loan-to-value ratios and could, therefore, make alternative sources of financing available to mortgagors at lower interest rates, which could result in an increased rate of prepayment of the loans.

Bankruptcy of Borrowers May Adversely Affect Distributions on Certificates

The application of federal and state laws, including bankruptcy and debtor relief laws, may interfere with or adversely affect the ability to realize on the mortgaged properties, enforce deficiency judgments or pursue collection litigation with respect to defaulted loans.  As a consequence, borrowers who have defaulted on their loans and sought, or are considering seeking, relief under bankruptcy or debtor relief laws will have substantially less incentive to repay their loans.  As a result, these loans will likely experience more severe losses, which may be total losses and could therefore increase the risk that you will suffer losses.

Violation of Various Federal and State Laws May Result in Losses on the Loans

Applicable state laws generally regulate interest rates and other charges, require certain disclosure and require licensing of the originator.  In addition, other state laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, servicing and collection of the loans.

The loans are also subject to federal laws, including:

·

the Federal Truth-in-Lending Act and Regulation Z promulgated thereunder, which require certain disclosures to the mortgagors regarding the terms of the loans;

·

the Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act, in the extension of credit; and

·

the Fair Credit Reporting Act, which regulates the use and reporting of information related to each borrower’s credit experience.

Violations of certain provisions of these federal laws may limit the ability of the servicer to collect all or part of the principal of or interest on the loans and in addition could subject the trust to damages and administrative enforcement and could result in the borrowers rescinding such loans against either the trust or subsequent holders of the loans.

The transferor will represent that as of the closing date, each loan is in compliance with applicable federal and state laws and regulations.  In the event of a breach of such representation, the transferor will be obligated to cure such breach or repurchase or replace the affected loan in the manner described under “The Pooling and Servicing Agreement—Assignment of the Loans” herein.

High Cost Loans

None of the loans are “High Cost Loans” within the meaning of the Homeownership Act or any state law, ordinance or regulation similar to the Homeownership Act.  See “Certain Legal Aspects of Residential Loans—Anti-Deficiency Legislation, Bankruptcy Laws and Other Limitations on Lenders—Homeownership Act and Similar State Laws” in the base prospectus.

In addition to the Homeownership Act, however, a number of legislative proposals have been introduced at both the federal and state level that are designed to discourage predatory lending practices.  Some states have enacted, or may enact, laws or regulations that prohibit inclusion of some provisions in loans that have mortgage rates or origination costs in excess of prescribed levels, and require that borrowers be given certain disclosures prior to the consummation of such loans.  In some cases, state law may impose requirements and restrictions greater than those in the Homeownership Act.  An originator’s failure to comply with these laws could subject the trust, and other assignees of the loans, to monetary penalties and could result in the borrowers rescinding such loans against either the trust or subsequent holders of the loans.  Lawsuits have been brought in various states making claims against assignees of High Cost Loans for violations of state law.  Named defendants in these cases include numerous participants within the secondary mortgage market, including some securitization trusts.

Under the anti-predatory lending laws of some states, the borrower is required to meet a net tangible benefits test in connection with the origination of the related loan.  This test may be highly subjective and open to interpretation.  As a result, a court may determine that a loan does not meet the test even if an originator reasonably believed that the test was satisfied. Any determination by a court that a Loan does not meet the test will result in a violation of the state anti-predatory lending law, in which case the transferor will be required to purchase such Loan from the Trust.

See “Certain Legal Aspects of Residential Loans—Anti-Deficiency Legislation, Bankruptcy Laws and Other Limitations on Lenders” in the base prospectus.

The Certificates Are Obligations of the Trust Only

The Senior Certificates and the Subordinate Certificates will not represent an interest in or obligation of the depositor, the transferor, the servicer, the master servicer, the trust administrator, the trustee or any of their respective affiliates.  None of the Senior Certificates and the Subordinate Certificates or the underlying loans will be guaranteed or insured by any governmental agency or instrumentality, or by the depositor, the transferor, the servicer, the master servicer, the trust administrator, the trustee or any of their respective affiliates.  Proceeds of the assets included in the trust and proceeds from the Net WAC Rate Carryover Reserve Account will be the sole source of distributions on the Senior Certificates and the Subordinate Certificates and there will be no recourse to the depositor, the transferor, the servicer, the master servicer, the trust administrator, the trustee or any other entity in the event that such proceeds are insufficient or otherwise unavailable to make all distributions provided to the Senior Certificates and the Subordinate Certificates.

The Interest Rate Swap Agreement and the Swap Provider

Any amounts received from the Swap Provider under the Interest Rate Swap Agreement will be applied to pay interest shortfalls and basis risk shortfalls, maintain overcollateralization and cover losses.  However, no amounts will be payable by the Swap Provider unless the floating amount owed by the Swap Provider on a distribution date exceeds the fixed amount owed to the Swap Provider on such distribution date.  No assurance can be made that any amounts will be received under the Interest Rate Swap Agreement, or that any such amounts that are received will be sufficient to maintain required overcollateralization or to cover interest shortfalls, basis risk shortfalls and losses on the loans.  Any net payment payable to the Swap Provider under the terms of the Interest Rate Swap Agreement will reduce amounts available for distribution to certificateholders, and may reduce the pass-through rates of the certificates.  If the rate of prepayments on the loans is faster than anticipated, the schedule on which payments due under the Interest Rate Swap Agreement are calculated may exceed the aggregate principal balance of the loans, thereby increasing the relative proportion of interest collections on the loans that must be applied to make net payments to the Swap Provider.  The combination of a rapid rate of prepayment and low prevailing interest rates could adversely affect the yields on the Senior Certificates and Subordinate Certificates.  In addition, any termination payment payable to the Swap Provider (other than a termination payment resulting from a Swap Provider Trigger Event) in the event of early termination of the Interest Rate Swap Agreement will reduce amounts available for distribution to certificateholders.

Upon early termination of the Interest Rate Swap Agreement, the supplemental interest trust or the Swap Provider may be liable to make a  Swap Termination Payment to the other party (regardless of which party caused the termination).  The Swap Termination Payment will be computed in accordance with the procedures set forth in the Interest Rate Swap Agreement.  In the event that the supplemental interest trust is required to make a Swap Termination Payment, that payment will be paid on the related distribution date, and on any subsequent distribution dates until paid in full, generally prior to distributions to certificateholders.  This feature may result in losses on the certificates.  Due to the priority of the applications of the available funds, the Subordinate Certificates will bear the effects of any shortfalls resulting from a Net Swap Payment or Swap Termination Payment by the supplemental interest trust before such effects are borne by the Senior Certificates and one or more classes of Subordinate Certificates may suffer a loss as a result of such payment.

To the extent that distributions on the Senior Certificates and Subordinate Certificates depend in part on payments to be received by the supplemental interest trust under the Interest Rate Swap Agreement, the ability of the trust administrator to make such distributions on such certificates will be subject to the credit risk of the Swap Provider to the Interest Rate Swap Agreement.  The credit ratings of the Swap Provider as of the date hereof are lower than the ratings assigned to the Senior Certificates.

Lack of Liquidity

The underwriter intends to make a secondary market in the classes of certificates actually purchased by it, but has no obligation to do so.  There is no assurance that such a secondary market will develop or, if it develops, that it will continue.  Consequently, you may not be able to sell your certificates readily or at prices that will enable you to realize your desired yield.  The market values of the certificates are likely to fluctuate; these fluctuations may be significant and could result in significant losses to you.

The secondary markets for asset-backed securities have experienced periods of illiquidity and can be expected to do so in the future.  Illiquidity can have a severely adverse effect on the prices of securities that are especially sensitive to prepayment, credit, or interest rate risk, or that have been structured to meet the investment requirements of limited categories of investors.

Rights of Beneficial Owners May Be Limited by Book Entry System

Ownership of the offered certificates will be registered electronically with The Depository Trust Company.  The lack of physical certificates could:

·

result in distribution delays on the offered certificates because the trust administrator will be sending distributions on the certificates to The Depository Trust Company instead of directly to you;

·

make it difficult to pledge the offered certificates if physical certificates are required by the party demanding the pledge; and

·

hinder the ability to resell the offered certificates because some investors may be unwilling to buy certificates that are not in physical form.

Nature of the Loans

The loans in the trust were originated without regard to whether such loans would be acceptable for purchase by Fannie Mae or Freddie Mac. As a result, delinquencies and liquidation proceedings are more likely with these loans than with loans that are originated in a more traditional manner. As a result of the use of such underwriting standards, in the event the loans do become delinquent or subject to liquidation, you may face delays in receiving payment and losses if the credit enhancements are insufficient to cover the delays and losses.

Reduction or Withdrawal of Ratings

Each rating agency rating the offered certificates may change or withdraw its initial ratings at any time in the future if, in its judgment, circumstances warrant a change.  No person is obligated to maintain the ratings at their initial levels.  If a rating agency reduces or withdraws its rating on one or more classes of the offered certificates, the liquidity and market value of the affected certificates is likely to be reduced.

Suitability of the Offered Certificates as Investments

The offered certificates are not suitable investments for any investor that requires a regular or predictable schedule of monthly distributions or distribution on any specific date.  The offered certificates are complex investments that should be considered only by investors who, either alone or with their financial, tax and legal advisors, have the expertise to analyze the prepayment, reinvestment, default and market risk, the tax consequences of an investment and the interaction of these factors.

FORWARD LOOKING STATEMENTS

We use certain forward looking statements herein.  These forward looking statements are found in the material, including each of the tables, set forth under “Risk Factors”.  Forward looking statements are also found elsewhere herein and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words.  These statements are intended to convey our projections or expectations as of the date hereof.  These statements are inherently subject to a variety of risks and uncertainties.  Actual results could differ materially from those we anticipate due to changes in, among other things:

(1)

economic conditions and industry competition;

(2)

political and/or social conditions; and

(3)

the law and government regulatory initiatives.

We will not update or revise any forward looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

DEFINED TERMS

We define and use capitalized terms herein to assist you in understanding the terms of the offered certificates and this offering.  We define the capitalized terms we use herein under the caption “Glossary of Terms” herein.

DESCRIPTION OF THE MORTGAGE LOANS

General

The information set forth in the following paragraphs is based on servicing records and representations about the Loans that were made by the related Loan Seller at the time it sold the Loans.  None of the underwriter, the servicer, the trustee, the trust administrator, the master servicer or any of their respective affiliates have made or will make any representation as to the accuracy or completeness of such information.

The statistical information presented herein relates to the loans (the “Loans”) and related Mortgaged Properties as of the Cut-off Date.  Prior to the issuance of the certificates, Loans may be removed from the trust as a result of incomplete documentation or otherwise if the depositor deems such removal necessary or desirable, and may be prepaid at any time.  A limited number of other Loans may be included in the trust prior to the issuance of the certificates unless including such Loans would materially alter the characteristics of the Loans as described herein.  The depositor believes that the information set forth herein with respect to the Loans will be representative of the characteristics of the trust as it will be constituted at the time the certificates are issued, although the maturities and certain other characteristics of the Loans may vary.

Unless otherwise noted, all statistical percentages or weighted averages set forth herein are measured as a percentage of the aggregate Cut-off Date Principal Balance.

The trust will consist of a pool of fixed-rate, second lien, balloon and fully-amortizing residential loans with Principal Balances that may or may not conform to Fannie Mae and Freddie Mac loan limits. The Loans consist of 5,883 Loans and have a Cut-off Date Principal Balance of approximately $330,338,807

All of the Loans will be secured by mortgages or deeds of trust or other similar security instruments which create second liens on one- to four-family residential properties consisting of attached or detached one- to four-family dwelling units and individual condominium units.

As of the cut-off date, approximately 1.32% of the Loans were 30 days or more past due in the payment of scheduled principal and interest.  As of the cut-off date, none of the Loans were 60 days or more past due in the payment of scheduled principal and interest.

The Loans are subject to the “due-on-sale” provisions included therein.

Each Loan will accrue interest at the related Mortgage Rate that is fixed for the life of such Loan.

Approximately 97.93% of the Loans had combined loan-to-value ratios at origination in excess of approximately 80%.  No Loan will have a combined loan-to-value ratio at origination in excess of approximately 100%.  The weighted average combined loan-to-value ratio of the Loans at origination was approximately 97.46%.  There can be no assurance that the combined loan-to-value ratio of any Loan determined at any time after origination is less than or equal to its combined original loan-to-value ratio.  Additionally, the originator’s determination of the value of a Mortgaged Property used in the calculation of the original combined loan-to-value ratios of the Loans may differ from the appraised value of such Mortgaged Property or the actual value of such Mortgaged Property at origination.  See “Risk Factors—High Combined Loan-to-Value Ratios Increase Risk of Loss.”

Approximately 98.76% of the Loans have a Due Date on the first day of the month.

The weighted average remaining term to maturity of the Loans was approximately  256 months as of the Cut-off Date.  None of the Loans had a first Due Date prior to June 1, 2004 or after  February 1, 2006, or has a remaining term to maturity of less than 53 months or greater than 359 months as of the Cut-off Date.  The latest maturity date of any Loan is January 1, 2036.

The average Principal Balance of the Loans at origination was approximately $ 56,400.  The average Cut-off Date Principal Balance of the Loans was approximately $56,151.  No Loan had a Cut-off Date Principal Balance of greater than approximately $384,032 or less than approximately $286.

As of the Cut-off Date, the Loans had Mortgage Rates of not less than 6.000% per annum and not more that 17.000% per annum and the weighted average Mortgage Rate of the Loans was approximately 10.544% per annum.

Approximately 44.63% of the Loans (by Cut-off Date Principal Balance) provide for payment by the mortgagor of a prepayment charge in limited circumstances on certain prepayments.  Generally, such Loan provides for payment of a prepayment charge on partial prepayments and prepayments in full made within a stated number of months that is between 6 and 60 months from the date of origination of such Loan.  The amount of the prepayment charge is provided in the related mortgage note and is generally equal to six months’ interest on any amounts prepaid in excess of 20% of the original Principal Balance of the related Loan in any 12 month period.  The holders of the offered certificates will not be entitled to any prepayment charges received on the Loans.  Under certain circumstances, as described in the Pooling and Servicing Agreement, the servicer may waive the payment of any otherwise applicable prepayment charge.  Investors should conduct their own analysis of the effect, if any, that the prepayment charges, and decisions by the servicer with respect to the waiver thereof, may have on the prepayment performance of the Loans.

Some state laws restrict the imposition of prepayment charges and late fees even when the loans expressly provide for the collection of those charges.  Although the Alternative Mortgage Transaction Parity Act of 1982 (the “Parity Act”) permits the collection of prepayment charges and late fees in connection with some types of eligible loans and pre-empts any contrary state law prohibitions, some states may not recognize the preemptive authority of the Parity Act or have formally opted against the Parity Act.  As a result, it is possible that prepayment charges and late fees may not be collected even on loans that provide for the payment of those charges unless otherwise specified herein.  The Office of Thrift Supervision (“OTS”) has withdrawn its favorable Parity Act regulations and Chief Counsel Opinions that have authorized lenders to charge prepayment charges and late fees in certain circumstances notwithstanding contrary state law, effective July 1, 2003.  However, the OTS’s ruling does not have retroactive effect on loans originated before July 1, 2003.  The depositor makes no representations as to the effect that the prepayment charges, decisions by the servicer with respect to the waiver thereof and the recent amendment of the Parity Act, may have on the prepayment performance of the Loans.  See “Certain Legal Aspects of Loans—Enforceability of Certain Provisions—Prepayment Penalties” in the base prospectus.

Loan Statistics

Statistical information regarding the characteristics of the Loans is set forth in Annex I to the accompanying term sheet.  The statistical information, unless otherwise specified, is based upon the percentages of the Cut-off Date Principal Balances of the Loans.

UNDERWRITING STANDARDS

General

The Loans have either been originated by a Loan Seller or purchased by a Loan Seller from various banks, savings and loan associations, mortgage bankers (which may or may not be affiliated with that Loan Seller) and other mortgage loan originators and purchasers of mortgage loans in the secondary market, and were originated generally in accordance with the underwriting criteria described in this section “—General,” or the following section pertaining to Accredited Home Lenders, Inc. and its related Loans.

A majority of the Loans are “conventional non-conforming mortgage loans” (i.e., loans which are not insured by the Federal Housing Authority or partially guaranteed by the Department of Veteran Affairs or which do not qualify for sale to Fannie Mae or Freddie Mac and are secured by second liens on one- to four-family residential properties).

The underwriting standards applicable to the Loans typically differ from, and are, with respect to a substantial number of Loans, generally less stringent than, the underwriting standards established by Fannie Mae or Freddie Mac primarily with respect to original principal balances, loan-to-value ratios, borrower income, required documentation, interest rates, borrower occupancy of the mortgaged property and/or property types. To the extent the programs reflect underwriting standards different from those of Fannie Mae and Freddie Mac, the performance of the Loans thereunder may reflect higher delinquency rates and/or credit losses. In addition, certain exceptions to the underwriting standards described herein are made in the event that compensating factors are demonstrated by a prospective borrower.

Generally, each borrower will have been required to complete an application designed to provide to the original lender pertinent credit information concerning the borrower. As part of the description of the borrower’s financial condition, the borrower will have furnished information with respect to its assets, liabilities, income (except as described below), credit history, employment history and personal information, and furnished an authorization to apply for a credit report which summarizes the borrower’s credit history with local merchants and lenders and any record of bankruptcy. The borrower may also have been required to authorize verifications of deposits at financial institutions where the borrower had demand or savings accounts. In the case of investment properties and two  to four unit dwellings, income derived from the mortgaged property may have been considered for underwriting purposes, in addition to the income of the borrower from other sources. With respect to mortgaged properties consisting of vacation or second homes, no income derived from the property generally will have been considered for underwriting purposes. In the case of certain borrowers with acceptable payment histories, no income will be required to be stated (or verified) in connection with the loan application.

Based on the data provided in the application and certain verification (if required), a determination is made by the original lender that the borrower’s monthly income (if required to be stated) will be sufficient to enable the borrower to meet its monthly obligations on the mortgage loan and other expenses related to the property such as property taxes, utility costs, standard hazard insurance and other fixed obligations other than housing expenses. Generally, scheduled payments on a Loan during the first year of its term plus taxes and insurance and all scheduled payments on obligations that extend beyond ten months equal no more than a specified percentage of the prospective borrower’s gross income. The percentage applied varies on a case by case basis depending on a number of underwriting criteria, including the loan-to-value ratio of the mortgage loan. The originator may also consider the amount of liquid assets available to the borrower after origination.

Certain of the Loans have been originated under alternative documentation, streamlined documentation, reduced documentation, “lite” documentation, stated income, low/limited or “Express” documentation, no stated income, no ratio, “NIV” or no documentation programs, which require less documentation and verification than do traditional full documentation programs. Generally, under an alternative documentation program, the borrower provides alternate forms of documentation to verify employment, income and assets. Under a streamlined documentation program, a borrower’s income and assets that have been previously documented are re verified, and any additional documentation and verification is limited. Under a reduced documentation program, verification of either a borrower’s stated income or stated assets, but not both, is undertaken by the originator. Under a “lite” documentation, “stated income” or “NIV” program, a borrower is required to state both their income and assets, but the originator only undertakes to verify such borrower’s assets. Under low/limited or “Express” documentation program, the amount of documentation required to document a borrower’s income and assets is limited. Under a no stated income program or a no ratio program, certain borrowers with acceptable payment histories will not be required to provide any information regarding income and no other investigation regarding the borrower’s income will be undertaken. Under a no documentation program, the borrower is not required to state either their income or assets, and accordingly no verification of such borrower’s income or assets is undertaken by the originator. The underwriting for such Loans may be based primarily or entirely on other factors, such as an appraisal of the mortgaged property, the loan-to-value ratio at origination and the borrower’s credit score and previous mortgage payment history.

The adequacy of the mortgaged property as security for repayment of the related Loan will generally have been determined by an appraisal in accordance with pre established appraisal procedure standards for appraisals established by or acceptable to the originator. All appraisals conform to the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of the Appraisal Foundation and must be on forms acceptable to Fannie Mae and/or Freddie Mac. Appraisers may be staff appraisers employed by the originator or independent appraisers selected in accordance with pre established appraisal procedure standards established by the originator. The appraisal procedure standards generally will have required the appraiser or an agent on its behalf to personally inspect the property and to verify whether the property was in good condition and that construction, if new, had been substantially completed. The appraisal generally will have been based upon a market data analysis of recent sales of comparable properties and, when deemed applicable, an analysis based on the current cost of constructing or purchasing a similar property.

Approximately 2.05% of the Loans, by Cut-Off Date Pool Balance, were purchased from various originators pursuant to the transferor’s conduit loan origination program (the “UBS Conduit”). Pursuant to the program, the transferor purchases loans originated by the participating originators if the loans satisfy the underwriting guidelines of the program, which underwriting guidelines are substantially similar to the guidelines described above.

Fremont Investment & Loan

General.  Approximately 47.93% of the Loans, by Cut-Off Date Principal Balance, will have been originated or acquired by Fremont Investment & Loan (“Fremont”) in accordance with its credit, appraisal and underwriting standards described in this section.

Fremont is a California state-chartered industrial bank headquartered in Brea, California.  Fremont currently operates wholesale residential real estate loan production offices located in Anaheim, California; Concord, California; Downers Grove, Illinois; Westchester County, New York; and Tampa, Florida.  Fremont conducts business in 45 states and the District of Columbia and its primary source of originations is through licensed mortgage brokers.

Established in 1937, Fremont is currently engaged in the business of residential sub-prime real estate lending and commercial real estate lending.  Acquired in 1990, Fremont is an indirect subsidiary of Fremont General Corporation, a financial services holding company listed on the New York Stock Exchange.  As of September 30, 2005, Fremont had approximately $10.81 billion in assets, approximately $9.31 billion in liabilities and approximately $1.50 billion in equity.

Fremont has been originating sub-prime residential mortgage loans since May 1994 and substantially all of its residential mortgage loan originations consist of sub-prime mortgage loans.  Fremont’s sub-prime residential originations totaled approximately $6.94 billion, $13.74 billion and $23.91 billion for the years ended 2002, 2003 and 2004, respectively.  For the first nine months of 2005, Fremont’s sub-prime residential originations totaled approximately $26.62 billion.

The following is a summary of the underwriting guidelines believed by the depositor to have been applied, with some variation, by Fremont.  This summary does not purport to be a complete description of the underwriting guidelines of Fremont.

Substantially all of the mortgage loans originated by Fremont are based on loan application packages submitted through licensed mortgage brokers.  These brokers must meet minimum standards set by Fremont based on an analysis of the following information submitted with an application for approval: applicable state lending license (in good standing), signed broker agreement, and signed broker authorization.  Once approved, licensed mortgage brokers are eligible to submit loan application packages in compliance with the terms of a signed broker agreement.

Mortgage loans are underwritten in accordance with Fremont’s current underwriting programs, referred to as the Scored Programs (“Scored Programs”), subject to various exceptions as described in this section.  Fremont began originating mortgage loans pursuant to Scored Programs in 2001.  Fremont’s underwriting guidelines are primarily intended to assess the ability and willingness of the borrower to repay the debt and to evaluate the adequacy of the mortgaged property as collateral for the mortgage loan.  The Scored Programs assess the risk of default by using Credit Scores obtained from third party credit repositories along with, but not limited to, past mortgage payment history, seasoning on bankruptcy and/or foreclosure and loan-to-value ratios as an aid to, not a substitute for, the underwriter’s judgment.  All of the mortgage loans in the mortgage pool were underwritten with a view toward the resale of the mortgage loans in the secondary mortgage market.

The Scored Programs were developed to simplify the origination process.  In contrast to assignment of credit grades according to traditional non-agency credit assessment methods, i.e., mortgage and other credit delinquencies, the Scored Programs rely upon a borrower’s Credit Score, mortgage payment history and seasoning on any bankruptcy/foreclosure initially to determine a borrower’s likely future credit performance.  Licensed mortgage brokers are able to access Credit Scores at the initial phases of the loan application process and use the Credit Score to determine the interest rates a borrower may qualify for based upon Fremont’s Scored Programs risk-based pricing matrices.  Final loan terms are subject to approval by Fremont.

Under the Scored Programs, Fremont requires credit reports for each borrower, using the Credit Score of the primary borrower (the borrower with the highest percentage of total income) to determine program eligibility.  Credit Scores must be requested from each national credit repository.  For the purpose of determining program eligibility,

·

if Credit Scores are available from all three credit repositories, the middle of the three Credit Scores is used,

·

if Credit Scores are available from only two of the repositories, the lower of the two Credit Scores is used, and

·

if a single Credit Score is available, the single Credit Score will be used; however, potential borrowers with a single Credit Score will not qualify for loan amounts in excess of $750,000, loans with loan-to-value ratios in excess of 90% or 80% (depending on type of program) and second mortgage loans with loan-to-value ratios in excess of 5%.

Generally, the minimum applicable Credit Score allowed is 500, however borrowers with no Credit Scores are not automatically rejected and may be eligible for certain loan programs in appropriate circumstances.

All of the mortgage loans were underwritten by Fremont’s underwriters having the appropriate approval authority.  Each underwriter is granted a level of authority commensurate with their proven judgment, experience and credit skills.  On a case by case basis, Fremont may determine that, based upon compensating factors, a prospective mortgagor not strictly qualifying under the underwriting risk category guidelines described below is nonetheless qualified to receive a loan, i.e., an underwriting exception.  Compensating factors may include, but are not limited to, low loan-to-value ratio, low debt to income ratio, substantial liquid assets, good credit history, stable employment and time in residence at the applicant’s current address.  It is expected that a substantial portion of the mortgage loans may represent such underwriting exceptions.

There are three documentation types, Full Documentation (“Full Documentation”), Easy Documentation (“Easy Documentation”) and Stated Income (“Stated Income”).  Fremont’s underwriters verify the income of each applicant under various documentation types as follows: under Full Documentation, applicants are generally required to submit verification of stable income for the periods of one to two years preceding the application dependent on credit profile; under Easy Documentation, the borrower is qualified based on verification of adequate cash flow by means of personal or business bank statements; under Stated Income, applicants are qualified based on monthly income as stated on the mortgage application.  The income is not verified under the Stated Income program; however, the income stated must be reasonable and customary for the applicant’s line of work.

Fremont originates loans secured by 1-4 unit residential properties made to eligible borrowers with a vested fee simple (or in some cases a leasehold) interest in the property.  Fremont’s underwriting guidelines are applied in accordance with a procedure which complies with applicable federal and state laws and regulations and require an appraisal of the mortgaged property, and if appropriate, a review appraisal.  Generally, initial appraisals are provided by qualified independent appraisers licensed in their respective states.  Review appraisals may only be provided by appraisers approved by Fremont.  In some cases, Fremont relies on a statistical appraisal methodology provided by a third-party.  Qualified independent appraisers must meet minimum standards of licensing and provide errors and omissions insurance in states where it is required to become approved to do business with Fremont.  Each uniform residential appraisal report includes a market data analysis based on recent sales of comparable homes in the area and, where deemed appropriate, replacement cost analysis based on the current cost of constructing a similar home.  The review appraisal may be a desk review, field review or an automated valuation report that confirms or supports the original appraiser’s value of the mortgaged premises.

Fremont requires title insurance on all first mortgage loans, which are secured by liens on real property.  Fremont also requires that fire and extended coverage casualty insurance be maintained on the secured property in an amount at least equal to the principal balance of the related loan or the replacement cost of the property, whichever is less.

Fremont conducts a number of quality control procedures, including a post-funding review as well as a full re-underwriting of a random selection of loans to assure asset quality.  Under the funding review, all loans are reviewed to verify credit grading, documentation compliance and data accuracy.  Under the asset quality procedure, a random selection of each month’s originations is reviewed.  The loan review confirms the existence and accuracy of legal documents, credit documentation, appraisal analysis and underwriting decision.  A report detailing review findings and level of error is sent monthly to each loan production office for response.  The review findings and branch responses are then reviewed by Fremont’s senior management.  Adverse findings are tracked monthly.  This review procedure allows Fremont to assess programs for potential guideline changes, program enhancements, appraisal policies, areas of risk to be reduced or eliminated and the need for additional staff training.

Balloon Loans.  The majority of loans originated by Fremont provide for the full amortization of the principal amount on the final maturity date.  Beginning in September 2005, Fremont began originating certain mortgage loans that do not provide for full amortization prior to maturity, where the payment of any remaining unamortized principal balance is due in a single or balloon payment at maturity.  These balloon loans originated by Fremont provide for amortization of principal based on a 40 year period with a term to maturity of 30 years (“40/30 Loans”).

Second Lien Mortgage Loans.  Fremont currently has two programs for the origination of second lien mortgage loans.  The current programs are limited to loans that are originated contemporaneously with the origination of a loan secured by a first lien.  The first program allows for loans with up to 5% loan to value and maximum combined loan to values of 95%.  This program is limited to borrowers with Credit Scores in excess of 580, credit grades of at least “C” and debt to income ratios not greater than 50%; however, eligible borrowers may not be participants in a consumer credit counseling or other debt repayment program.  Permissible loan balances for this program are from $15,000 to $37,500.  The maximum term on these loans is 10 or 30 years; provided, that a 15 year amortization term is available only for Full Documentation or Easy Documentation loans with an original loan balance in excess of $25,000.  Loans under this program are available for “owner occupied” or “non-owner occupied” properties.

The second program is for borrowers with Credit Scores in excess of 580.  This program allows for loans of up to 20% loan to value and 100% maximum combined loan to values and is limited to borrowers in credit grades of “A+” and “A” and debt ratios not greater than 50%.  Permissible loan balances for this program are from $10,000 to $187,500.  Combined loan balances (first and second lien mortgage loans) of up to $937,500 are allowed to borrowers under Full and Stated Documentation loans that have Credit Scores of 620 and greater.  The loans are available with amortization terms of 10, 15, 20 and 30 years, however loan balances must be at least $25,000 to qualify for an amortization term of 20 years or longer.  Rural properties and properties in Alaska are not allowed under this program.

Fremont recently discontinued an additional second lien mortgage program that was a stand alone program for borrowers with Credit Scores in excess of 580.  This program allowed for loans of 20% loan to value and 100% maximum combined loan to values and was limited to borrowers in credit grades of “A+” and “A” and debt ratios not greater than 50%.  Permissible loan balances for this program were from $10,000 to $125,000.  Combined loan balances (first and second lien mortgage loans) of up to $625,000 were allowed to borrowers under Full Documentation loans that had Credit Scores of 620 and greater.  The limit on the combined loan balance was $500,000 for Stated Income loans; provided that no Stated Income loan may have been a borrower with a Credit Score of less than 620.  The loans were available with amortization terms of 10, 15, 20 and 30 years, however loan balances must have been at least $25,000 to qualify for a 20 year amortization term and at least $50,000 for a 30 year amortization term.  Rural properties and properties in Alaska were not allowed under this program.

Risk Categories

Fremont’s underwriting guidelines under the Scored Programs with respect to each rating category generally require:

·

debt to income ratios of 55% or less on mortgage loans with loan-to-value ratios of 90% or less, however, debt to income ratios of 50% or less are required on loan-to-value ratios greater than 90%;

·

applicants have a Credit Score of at least 500;

·

that no liens or judgments affecting title may remain open after the funding of the loan, other than liens in favor of the internal revenue service that are subordinated to the loan; and

·

that any collection, charge-off, or judgment not affecting title that is less than 1 year old must be paid in connection with closing if either its balance is greater than $1,000 or the aggregate balances of all such collections, charge-offs or judgments are greater than $2,500.

In addition, the various risk categories generally have the following criteria for borrower eligibility:

“A+.”  Under the “A+” category, an applicant must have no 30-day late mortgage payments within the last 12 months and it must be at least 24 months since discharge of any Chapter 7 or Chapter 13 bankruptcy and/or foreclosure.  The maximum loan-to-value ratio is 100% with a minimum Credit Score of 600.  The maximum permitted loan-to-value ratio is reduced for: reduced income documentation, non-owner occupied properties, properties with 3-4 units, or properties with rural characteristics.

“A.”  Under the “A” category, an applicant must have not more than one 30-day late mortgage payment within the last 12 months and it must be at least 24 months since discharge of any Chapter 7 or Chapter 13 bankruptcy and/or foreclosure.  The maximum loan-to-value ratio is 100% with a minimum Credit Score of 600.  The maximum permitted loan-to-value ratio is reduced for: reduced income documentation, non-owner occupied properties, properties with 3-4 units, or properties with rural characteristics.

“A-.”  Under the “A-” category, an applicant must have not more than three 30-day late mortgage payments within the last 12 months and it must be at least 24 months since discharge of any Chapter 7 or Chapter 13 bankruptcy and/or foreclosure.  The maximum loan-to-value ratio is 90% with a minimum Credit Score of 550.  The maximum permitted loan-to-value ratio is reduced for: reduced income documentation, non-owner occupied properties, properties with 3-4 units, or properties with rural characteristics.

“B.”  Under the “B” category, an applicant must have not more than one 60-day late mortgage payment within the last 12 months and it must be at least 18 months since discharge of any Chapter 7 or Chapter 13 bankruptcy and/or foreclosure.  The maximum loan-to-value ratio is 90% with a Credit Score of 550.  The maximum permitted loan-to-value ratio is reduced for: reduced income documentation, non-owner occupied properties, properties with 3-4 units, or properties with rural characteristics.

“C.”  Under the “C” category, an applicant must have not more than one 90-day late mortgage payment within the last 12 months and it must be at least 12 months since discharge of any Chapter 7 or Chapter 13 bankruptcy and/or foreclosure.  The maximum permitted loan-to-value ratio is 85% with a minimum Credit Score of 580.  The maximum permitted loan-to-value ratio is reduced for: reduced income documentation, non-owner occupied properties, properties with 3-4 units, or properties with rural characteristics.

“C-.”  Under the “C-” category, an applicant must not be more than 150 days delinquent with respect to its current mortgage payment and it must not be subject of a Chapter 7 or Chapter 13 bankruptcy and/or foreclosure.  The maximum permitted loan-to-value ratio is 70% with a minimum Credit Score of 500.  The maximum permitted loan-to-value ratio is reduced for: reduced income documentation, non-owner occupied properties, properties with 3-4 units, or properties with rural characteristics.

“D.”  Under the “D” category, an applicant must not be more than 180 days delinquent with respect to its current mortgage payment.  Any Chapter 7 or Chapter 13 bankruptcy proceedings and/or foreclosure actions must be paid in connection with closing.  The maximum permitted loan-to-value ratio is 65% with a minimum Credit Score of 500.  The maximum permitted loan-to-value ratio is reduced to 60% if the property is currently subject to foreclosure proceedings.

American Home Mortgage Corp.

Approximately 29.58% of the Loans, by Cut-Off Date Principal Balance, will have been originated or acquired by American Home Mortgage Corp. (“American Home”) in accordance with its credit, appraisal and underwriting standards described in this section.

The following information generally describes the underwriting guidelines of American Home Mortgage Corp. (“American Home”) with respect to mortgage loans originated pursuant to its “conforming” or “prime” underwriting standards and its Alt-A underwriting guidelines.

The mortgage loans have been purchased or originated, underwritten and documented in accordance with the guidelines of Fannie Mae, Freddie Mac, the Federal Housing Administration (FHA), the Department of Veterans Affairs (VA), the US Department of Agriculture Guaranteed Rural Housing Program (GRH), Ginnie Mae, the underwriting guidelines of specific private investors, and the non-conforming or Alt-A underwriting guidelines established by American Home. Conforming conventional loans must generally be approved by the Desktop Underwriter and Loan Prospector automated underwriting systems of Fannie Mae and Freddie Mac. FHA and VA loans are generally approved by these same automated underwriting systems.

American Home’s non-conforming underwriting guidelines are similar to those of the government sponsored enterprises Fannie Mae and Freddie Mac but these loans are “non-conforming” in that they may not conform to the maximum loan amounts and in some cases to the underwriting guidelines of Fannie Mae and Freddie Mac. These non-conforming loans do not conform to and are not insurable by the Federal Housing Administration nor can they be guaranteed by the Department of Veterans Affairs.

American Home’s underwriting philosophy is to weigh all risk factors inherent in the loan file, giving consideration to the individual transaction, borrower profile, the level of documentation provided and the property used to collateralize the debt. Because each loan is different, American Home expects and encourages underwriters to use professional judgment based on their experience in making a lending decision.

 American Home underwrites a borrower’s creditworthiness based solely on information that American Home believes is indicative of the applicant’s willingness and ability to pay the debt they would be incurring.

Non-conforming loans are generally documented to the requirements of Fannie Mae and Freddie Mac, in that the borrower provides the same information on the loan application along with documentation to verify the accuracy of the information on the application such as income, assets, other liabilities, etc. Certain non-conforming stated income or stated asset products allow for less verification documentation than Fannie Mae or Freddie Mac require. Certain non-conforming Alt-A products also allow for less verification documentation than Fannie Mae or Freddie Mac require. For these Alt-A products, the borrower may not be required to verify employment income, assets required to close or both. For some other Alt-A products, the borrower is not required to provide any information regarding employment income, assets required to close or both. Alt-A products with less verification documentation generally have other compensating factors such as higher credit score or lower loan-to-value requirements.

American Home obtains a credit report for each borrower that summarizes each borrower’s credit history. The credit report contains information from the three major credit repositories, Equifax, Experian and TransUnion. These companies have developed scoring models to identify the comparative risk of delinquency among applicants based on characteristics within the applicant’s credit report. A borrower’s credit score represents a comprehensive view of the borrower’s credit history risk factors and is indicative of whether a borrower is likely to default on a loan. Some of the factors used to calculate credit scores are a borrower’s incidents of previous delinquency, the number of credit accounts a borrower has, the amount of available credit that a borrower has utilized, the source of a borrower’s existing credit, and recent attempts by a borrower to obtain additional credit. Applicants who have higher credit scores will, as a group, have fewer defaults than those who have lower credit scores. The minimum credit score allowed by American Home non-conforming loan guidelines for these loans is 620 and the average is typically over 700. For American Home Alt-A products, the minimum credit score is generally 580. If the borrowers do not have a credit score they must have an alternative credit history showing at least three trade lines with no payments over 60 days past due in the last twelve months.

In addition to reviewing the borrower’s credit history and credit score, American Home underwriters closely review the borrower’s housing payment history. In general, for non-conforming loans the borrower should not have made any mortgage payments over 30 days after the due date for the most recent twelve months. In general, for Alt-A loans the borrower may have no more than one payment that was made over 30 days after the due date for the most recent twelve months.

In order to determine if a borrower qualifies for a non-conforming loan, the loans have been either approved by Fannie Mae’s Desktop Underwriter or Freddie Mac’s Loan Prospector automated underwriting systems, a customized form of Fannie Mae’s Desktop Underwriter called Custom Desktop Underwriter, or they have been manually underwritten by American Home underwriters. American Home’s Alt-A loan products generally have been approved manually by contract underwriters provided by certain mortgage insurance companies or by American Home’s senior underwriters. American Home Solutions products must receive an approval from the Assetwise automated underwriting system. For manually underwritten loans, the underwriter must ensure that the borrower’s income will support the total housing expense on an ongoing basis. Underwriters may give consideration to borrowers who have demonstrated an ability to carry a similar or greater housing expense for an extended period. In addition to the monthly housing expense the underwriter must evaluate the borrower’s ability to manage all recurring payments on all debts, including the monthly housing expense. When evaluating the ratio of all monthly debt payments to the borrower’s monthly income (debt-to-income ratio), the underwriter should be aware of the degree and frequency of credit usage and its impact on the borrower’s ability to repay the loan. For example, borrowers who lower their total obligations should receive favorable consideration and borrowers with a history of heavy usage and a pattern of slow or late payments should receive less flexibility.

Every mortgage loan is secured by a property that has been appraised by a licensed appraiser in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisers perform on site inspections of the property and report on the neighborhood and property condition in factual and specific terms. Each appraisal contains an opinion of value that represents the appraiser’s professional conclusion based on market data of sales of comparable properties and a logical analysis with adjustments for differences between the comparable sales and the subject property and the appraiser’s judgment. In addition, each appraisal is reviewed for accuracy and consistency by American Home’s vendor management company or an American Home underwriter or a mortgage insurance company contract underwriter.

The appraiser’s value conclusion is used to calculate the ratio (loan-to-value) of the loan amount to the value of the property. For loans made to purchase a property this ratio is based on the lower of the sales price of the property and the appraised value. American Home sets various maximum loan-to-value ratios based on the loan amount, property type, loan purpose and occupancy of the subject property securing the loan. In general, American Home requires lower loan-to-value ratios for those loans that are perceived to have a higher risk, such as high loan amounts, loans in which additional cash is being taken out on a refinance transaction, loans on second homes or loans on investment properties. A lower loan-to-value ratio requires a borrower to have more equity in the property which is a significant additional incentive to the borrower to avoid default on the loan. In addition, for all loans in which the loan-to-value ratio exceeds 80%, American Home requires that the loan be insured by a private mortgage insurance company that is approved by Fannie Mae and Freddie Mac. Loans with higher loan-to-value ratios require higher coverage levels. For example, non-conforming loans with loan-to-value ratios of 85%, 90% and 95% require mortgage insurance coverage of 12%, 25% and 30%, respectively. Alt-A loans with full or alternative documentation and loan-to-value ratios of 85%, 90%, 95% and 97% require mortgage insurance coverage of 12-20%, 25%, 30% and 35%, respectively. Alt-A loans with loan-to-value ratios up to 100% require 35% coverage.

American Home realizes that there may be some acceptable quality loans that fall outside published guidelines and encourages “common sense” underwriting. Because a multitude of factors are involved in a loan transaction, no set of guidelines can contemplate every potential situation. Therefore, each case is weighed individually on its own merits and exceptions to American Home’s underwriting guidelines are allowed if sufficient compensating factors exist to offset any additional risk due to the exception.

THE MASTER SERVICER AND THE SERVICER

General

Wells Fargo Bank, N.A. (“Wells Fargo”), will act as the master servicer of the Loans pursuant to the Pooling and Servicing Agreement, dated as of February 1, 2006 (the “Pooling and Servicing Agreement”), among Mortgage Asset Securitization Transactions, Inc., as depositor, UBS Real Estate Securities Inc., as transferor, Wells Fargo, as master servicer, trust administrator and custodian, and JPMorgan Chase Bank, N.A., as trustee.

Primary servicing of the Loans will be provided for by Irwin Union Bank and Trust Company (“Irwin”)  in accordance with its Servicing Agreement.  The servicer will be responsible for the servicing of the Loans subject to the Servicing Agreement, and the master servicer will be required to supervise, monitor and oversee the performance of the servicer. In the event of a default by the servicer under the Servicing Agreement, the master servicer will be required to enforce any remedies against the servicer, and will either find a successor servicer or will assume the primary servicing obligations for the Loans.

The Master Servicer

Wells Fargo is a national banking association, maintaining a master servicing office at 9062 Old Annapolis Road, Columbia, Maryland 21045. Among other things, Wells Fargo is engaged in the business of master servicing single family residential mortgage loans secured by properties located in all 50 states and the District of Columbia.

The Servicer

All of the Loans will initially be serviced by Irwin through a subservicer Cenlar FSB (“Cenlar”).  It is expected that in approximately April 2006, the primary responsibility for the subservicing of the Loans will be transferred to Irwin Home Equity Corporation (“IHE”).  There can be no assurance that such transfer of subservicing will take place at such time or any other time.

Information relating to the servicing activities of IHE is summarized below.  The information set forth in this section has been provided by IHE and none of the depositor, the transferor, the underwriter, the master servicer, the trust administrator, the custodian, Cenlar FSB or the trustee or any affiliates of the foregoing parties makes any representation as to the accuracy or completeness of this information.

Irwin Home Equity Corporation

IHE is an Indiana corporation with its primary facility in San Ramon, California.  It is expected that IHE will be the sole subservicer of the Loans after approximately April 2006 pursuant to a subservicing agreement between IHE and Irwin.  Notwithstanding such subservicing arrangement, Irwin will remain responsible to the trust and the certificateholders for the servicing of the Loans.  IHE is a wholly-owned subsidiary of Irwin, which is a direct wholly-owned subsidiary of Irwin Financial Corporation (“IFC”), a specialized financial services company headquartered in Columbus, Indiana.  IHE assists Irwin in identifying mortgage loans that are appropriate for origination or acquisition by Irwin in selected markets nationwide using a combination of broker channels, internet sites, correspondent lenders, telemarketing and portfolio acquisition.  IHE services these loans on behalf of Irwin.   IHE also services loans which  Irwin did not originate or acquire but which Irwin has contractually agreed to service on behalf of the owner thereof. As of September 30, 2005, IHE’s and Irwin’s home equity line of business had over $1.5 billion in assets, had originated in aggregate over $8.6 billion in mortgage loans and IHE was a Freddie Mac approved seller-servicer.  The home equity program underwrites first, second and more junior lien mortgage loans secured by one- to four-family residences located primarily in selected metropolitan markets in the United States.

IHE engages in mortgage loan servicing, including servicing of previously securitized or sold loans, which involves, among other things, the processing and administration of mortgage loan payments in return for a servicing fee.  At September 30, 2005, IHE serviced 69,218 mortgage loans with an outstanding principal balance of approximately $3.4 billion.

As of September 30, 2005, IHE and Irwin together had approximately 616 employees involved in the home equity program.  IHE’s offices are located at 12677 Alcosta Boulevard, Suite 500, San Ramon, California, 94583 and its telephone number is (925) 277-2001.

The following table sets forth certain information regarding the principal balance of one- to four-family residential mortgage loans included in IHE’s servicing portfolio.  IHE’s servicing portfolio includes mortgage loans held for sale and mortgage loans held for investment that were originated by Irwin’s home equity business. IHE’s servicing portfolio also includes loans originated and owned or securitized by others for which Irwin is the servicer under a contract with the owner(s) of such loans.

IHE’s Servicing Portfolio

(Dollars in Thousands)

	Year Ended December 31, 2000	Year Ended December 31, 2001	Year Ended December 31, 2002	Year Ended December 31, 2003	Year Ended December 31, 2004	Nine Months Ended September 30, 2005
Loans acquired and originated:	$1,225,955	$1,149,409	$1,067,227	$1,133,316	$1,442,314	$1,373,502

Loan Volume:
Lines of Credit:	$629,906	$317,579	$443,323	$324,094	$508,287	$366,915
Loans:	$596,049	$831,830	$623,903	$809,222	$934,027	$1,006,587

Total Servicing Portfolio	$1,825,527	$2,317,975	$2,502,685	$2,568,356	$2,807,367	$3,379,198

Loans Securitized:	$774,600	$1,045,707	$470,825	$305,000	$420,336	$359,384

Securitized loan balance (cumulative): (1)	$1,285,500	$1,721,048	$1,518,582	$1,098,594	$696,481	$697,187

______________________

(1)

Excludes the outstanding loan balance of securitizations in which residuals have been sold.

Foreclosure, Delinquency and Loss Experience of IHE

The following tables summarize the delinquency and loss experience for closed-end, fixed-rate first and second mortgage loans and adjustable-rate home equity lines of credit originated or acquired by Irwin and serviced by IHE.  The data presented in the following tables is for illustrative purposes only, and there is no assurance that the delinquency and loss experience of the Loans will be similar to that set forth below.

Delinquency Experience
(Dollars in Thousands)

	Year Ended December 31, 2000		Year Ended December 31, 2001		Year Ended December 31, 2002		Year Ended December 31, 2003		Year Ended December 31, 2004		Nine Months Ended September 30, 2005
Accounts Managed	Number of Loans	Dollar Amount	Number of Loans	Dollar Amount	Number of Loans	Dollar Amount	Number of Loans	Dollar Amount	Number of Loans	Dollar Amount	Number of Loans	Dollar Amount
Principal Balance of Mortgage Loans	57,544	$1,825,527	65,596	$2,317,975	64,242	$2,502,685	57,357	$2,568,356	59,502	$2,807,367	69,218	$3,379,198
30-59 Days Past Due (1)	1,454	38,857	1,647	45,218	1,446	45,933	1,512	49,303	1,445	51,202	1,277	49,072
60-89 Days Past Due (1)	547	13,033	708	18,257	659	20,504	611	20,272	489	17,175	432	16,610
90+ Days Past Due (1)	929	27,378	2,087	47,909	1,652	42,527	757	27,255	553	20,428	493	19,091
Foreclosures	86	4,178	223	10,800	377	19,861	492	24,385	506	23,194	503	25,230
REO Properties (2)	20	1,204	38	2,443	53	3,107	49	2,662	31	1,330	41	2,642

______________________

(1)

Contractually past due excluding mortgage loans in the process of foreclosure.

(2)

“Real estate owned” properties – properties relating to mortgages foreclosed or for which deeds in lieu of foreclosure have been accepted, and held by IUBT pending disposition.

Loss Experience
(Dollars in Thousands)

	Year Ended December 31,					Nine Months Ended
	2000	2001	2002	2003	2004	September 30, 2005
Aggregate Principal Balance Outstanding	$ 1,825,527	$ 2,317,975	$ 2,502,685	$ 2,568,356	$ 2,807,367	$ 3,379,198
Year to Date Net Charge-Offs(1)	$ 10,375	$ 36,694	$ 63,089	$ 85,248	$ 61,318	$ 28,382
Total Loans in Foreclosure	$ 4,178	$ 10,800	$ 19,861	$ 24,385	$ 23,194	$ 25,230
Net Charge-offs as a Percentage of Aggregate Principal Balance Outstanding at period-end(1)	0.57%	1.58%	2.52%	3.34%	2.18%	1.12%(2)

______________________

(1)

Net Charge-offs refers to writedowns on properties prior to liquidation and the actual liquidated loss incurred on a mortgaged property when sold net of recoveries.

(2)

Annualized.

The home equity program commenced receiving applications for mortgage loans under its lending programs in 1995, and Irwin funded its first loan under the home equity program in March 1995.  Accordingly, neither Irwin nor IHE has historical delinquency, bankruptcy, foreclosure or default experience prior to such time that may be referred to for purposes of estimating the future delinquency and loss experience of mortgage loans similar to the Loans being sold to the trust.

Cenlar FSB

Information relating to the servicing activities of Cenlar is summarized below.  The information set forth in this section has been provided by Cenlar and none of the depositor, the transferor, the underwriter, the master servicer, the servicer, IHE, the trust administrator, the custodian or the trustee or any affiliates of the foregoing parties makes any representation as to the accuracy or completeness of this information.

Cenlar FSB (“Cenlar”) is a wholesale bank headquartered in Ewing, New Jersey.  Cenlar focuses primarily on the subservicing of residential mortgage loans.  Cenlar subservices in all 50 states and has subserviced for over 40 years.

Delinquency and Foreclosure Experience of Cenlar

Based solely upon information provided by Cenlar, the following tables summarize, for the respective dates indicated, the delinquency, foreclosure, bankruptcy and REO property status with respect to all conventional and alt-a prime one- to four-family residential mortgage loans serviced by Cenlar. The indicated periods of delinquency are based on the number of days past due on a contractual basis. The monthly payments under all of such mortgage loans are due on the first day of each calendar month. A mortgage loan is considered “30 days” delinquent if a payment due on the first of the month is not received by the close of business of the final calendar day of the month in which the payment is due, and so forth.

This table is only in respect of those conventional and alt-a prime mortgage loans currently being serviced by Cenlar, and includes information for all credit grades of mortgage loans, not just the mortgage loans included in the trust. This information is also for a limited time period, and for a small number of mortgage loans. As a result, the loss and delinquency experience of the mortgage loans included in the trust fund may be significantly different than the limited information included in this table.

Cenlar - Delinquency & Foreclosure Experience  - Conventional Prime and Alt-A Serviced Portfolio

	As of December 31, 2002		As of December 31, 2003		As of December 31, 2004		As of December 31, 2005
	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance
Total Portfolio Managed (1)	145,257	$20,761,985,785	128,241	$21,888,707,808	166,556	$35,747,844,019	205,751	$41,814,946,536
Period of Delinquency (1) 30 days	3,203	$398,565,292	2,274	$258,850,433	2,945	$446,233,904	3,832	$606,840,591
Percent Delinquent	2.21%	1.92%	1.77%	1.18%	1.77%	1.25%	1.86%	1.45%

60 days….	831	$83,185,660	782	$84,000,315	666	$73,545,831	964	$132,634,308
Percent Delinquent	0.57%	0.40%	0.61%	0.38%	0.40%	0.21%	0.47%	0.32%
90 days or more	911	$65,253,694	972	$59,024,729	1,091	$80,024,284	930	$107,403,925
Percent Delinquent	0.63%	0.31%	0.76%	0.27%	0.66%	0.22%	0.45%	0.26%
Total Delinquencies (1)	4,945	$547,004,646	4,028	$401,875,477	4,702	$599,804,019	5,726	$846,908,824
Total Delinquencies by % of total portfolio	3.40%	2.63%	3.14%	1.84%	2.82%	1.68%	2.78%	2.03%
Foreclosure (2)	700	$70,088,600	676	$70,680,890	612	$75,562,802	883	$128,427,184
Bankruptcy (3) & (4)	697	$61,146,441	526	$39,096,082	618	$50,618,112	849	$92,262,682
Total Foreclosure's and Bankruptcies	1,397	$131,235,041	1,202	$109,776,972	1,230	$126,180,914	1,732	$220,689,866
Real Estate Owned (5)	0	$0	0	$0	0	$0	0	$0
Percent of Total Portfolio in Foreclosure or Bankruptcy	0.96%	0.63%	0.94%	0.50%	0.74%	0.35%	0.84%	0.53%

________________________

(1) Delinquency data source is Alltel / Fidelity system T3001-30L & 30M Reports  (30L is loan principal balances delinquent & 30M is loan counts)

(1) Loan Servicing System Delinquency Reports are also reconciled to a Busch analytics fidelity system master file download of all loans and reconciled to all major loan types managed by Cenlar.  Loan record master file includes paid through dates and default status conditions on all loans managed

(1) Delinquency numbers in Section (1) exclude loans in foreclosure totals from the Section below

(2) Foreclosure data is same source reports as delinquency data  above and from the loan record master file reconciled to the Fidelity system control reports by all major product types managed by Cenlar

(3) Bankruptcy data is sourced to Alltel / Fidelity S3001-2T4 - Bankruptcy Trial Balance Report and also T-39N, with custom reports on conventional portfolio totals

(4) Bankruptcy counts & balances also added to delinquency totals, based on actual paid through date of loans. 64% of all bankruptcy loans are delinquent, 36% are current. Loan Data is also cross referenced and reconciled to the Loan Servicing System Master File from Alltel / Fidelity

(5) No material REO loans owned by Cenlar. REO's are owned & managed by GSE's (Fannie & Freddie), or in process of conveyance to FHA or VA  and are in either case counted in the foreclosure totals above by the Alltel / Fidelity system control reports

Note: Loan status data is as of close of business Friday December 30, 2005 or also the opening of business Tuesday January 3, 2006.

THE POOLING AND SERVICING AGREEMENT

General

The certificates will be issued pursuant to the Pooling and Servicing Agreement.  The Pooling and Servicing Agreement requires the master servicer to enforce the servicer’s obligation to service the Loans pursuant to the Servicing Agreement.  The trust created under the Pooling and Servicing Agreement will consist of (i) all of the depositor’s right, title and interest in the Loans, the related mortgage notes, mortgages and other related documents, (ii) all payments on or collections in respect of the Loans due after the Cut-off Date, together with any proceeds thereof, (iii) any Mortgaged Properties acquired on behalf of certificateholders by foreclosure or by deed in lieu of foreclosure, and any revenues received thereon, (iv) the rights of the trustee under all insurance policies required to be maintained pursuant to the Pooling and Servicing Agreement, (v) the Net WAC Rate Carryover Reserve Account and (vi) the rights of the depositor under the Mortgage Loan Purchase Agreement.

The Interest Rate Swap Agreement, the Swap Account and the right to any Net Swap Payment and any Swap Termination Payment made by the Swap Provider and deposited into the Swap Account are not assets of the trust, but instead are assets of the separate supplemental interest trust.

The NIMS Insurer, if any, will be a third party beneficiary of the Pooling and Servicing Agreement to the extent set forth in the Pooling and Servicing Agreement.  In addition, the NIMS Insurer, if any, will have several rights under the Pooling and Servicing Agreement including, but not limited to, the rights set forth under “Risk Factors—Rights of the NIMS Insurer” herein.

The certificates will be transferable and exchangeable at the corporate trust office of the trust administrator.

Assignment of the Loans

On the Closing Date the depositor will transfer to the trust all of its right, title and interest in and to each Loan, the related Mortgage notes, mortgages and other documents, including scheduled payments with respect to each Loan due after the Cut-Off Date and all unscheduled payments with respect to each Loan received after the Cut-Off Date. The trust administrator, concurrently with this transfer, will deliver the certificates to the depositor.  Each Loan transferred to the trust will be identified on a mortgage loan schedule delivered to the trustee pursuant to the Pooling and Servicing Agreement.  The mortgage loan schedule will include information such as the principal balance of each Loan as of the Cut-Off Date, its Mortgage Interest Rate as well as other information.

The Pooling and Servicing Agreement will require that, on or prior to the Closing Date, the depositor will deliver or cause to be delivered to the applicable custodian, on behalf of the trustee, the Mortgage Notes endorsed to the trustee on behalf of the certificateholders or in blank (or in the case of permanently lost or destroyed Mortgage Notes, lost note affidavits), the mortgages and other related documents.

Assignments of the Loans to the trustee (or its nominee) will be recorded by the servicer in the appropriate public office for real property records, except (i) in states where, in the opinion of counsel addressed to the trustee, such recording is not required to protect the trustee’s interests in the Loan against the claim of any subsequent transferee or any successor to or creditor of the depositor or the transferor, (ii) in states where recordation is not required by either Rating Agency to obtain the initial ratings on the certificates or (iii) with respect to any mortgage which has been recorded in the name of Mortgage Electronic Registration Systems, Inc. (“MERS”) or its designee, no mortgage assignment in favor of the trustee will be required to be prepared or delivered.  Instead, pursuant to the Servicing Agreement the servicer will be required to take all actions as are necessary to cause the trustee to be shown as the owner of the related Loan on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS.  It is not expected that the assignments of mortgages will be required to be recorded in any jurisdiction.

Pursuant to the Pooling and Servicing Agreement, the transferor will make, among others, the following representations and warranties with respect to each Loan as of the Closing Date:

(1)

the information set forth in the mortgage loan schedule is complete, true and correct in all material respects as of the cut-off date;

(2)

immediately prior to the transfer and assignment of the Loans to the depositor, the transferor was the sole owner and holder of the Loan free and clear of any and all liens except the related senior first mortgage liens, pledges, charges or security interests of any nature and has full right and authority to sell and assign the same;

(3)

immediately prior to the transfer and assignment to the Depositor on the Closing Date, the Loan, including the mortgage note and the mortgage, were not subject to an assignment or pledge, and the transferor had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Depositor free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Loan pursuant to this Agreement and following the sale of the Loan, the Depositor will own such Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest;

(4)

any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all applicable predatory and abusive lending laws applicable to the Loan have been complied with in all material respects;

(5)

the mortgage note and the related mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to bankruptcy, insolvency, moratorium, reorganization and other laws of general application affecting the rights of creditors and by general equitable principles.  All parties to the mortgage note and the mortgage had the legal capacity to enter into the Loan and to execute and deliver the mortgage note and the mortgage.  The mortgage note and the mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Loan has taken place on the part of Seller or the mortgagor, or, on the part of any other party involved in the origination of the Loan.  The proceeds of the Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with.  All costs, fees and expenses incurred in making or closing the Loan and the recording of the mortgage were paid or are in the process of being paid, and the mortgagor is not entitled to any refund of any amounts paid or due under the mortgage note or mortgage;

(6)

no mortgage note or mortgage is subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the mortgage note or mortgage, or the exercise of any right thereunder, render the mortgage note or mortgage unenforceable, in whole or in part, or subject it to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

(7)

the related mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the mortgaged property of the benefits of the security provided thereby.  There is no homestead or other exemption available to the mortgagor which would interfere with the right to sell the mortgaged property at a trustee’s sale or the right to foreclose the mortgage subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption;

(8)

the mortgaged property is not subject to any material damage by waste, fire, wildfire, earthquake, windstorm, flood or other casualty.  At origination of the Loan there was, and there currently is, no proceeding pending for the total or partial condemnation of the mortgaged property. There have not been any condemnation proceedings with respect to the mortgaged property and there are no such proceedings scheduled to commence at a future date

(9)

the Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority.

Upon discovery of a breach of any such representation and warranty which materially and adversely affects the interests of the certificateholders in the related Loan and related loan documents, the transferor will have a period of 90 days after the earlier of discovery or notice of the breach to effect a cure.  If the breach cannot be cured within the 90-day period (subject to certain time extensions), the transferor will be obligated to purchase the Loan at the Purchase Price or substitute an eligible substitute loan or loans for the affected Loan.  The Purchase Price will be required to be deposited in the collection account on or prior to the date the master servicer is required to remit amounts on deposit in the collection account to the trust administrator for deposit into the Distribution Account in the month after the purchase obligation arises.  The obligation of the transferor to purchase or substitute for a defective Loan is the sole remedy regarding breaches of representations and warranties relating to the Loans available to the trustee or the certificateholders.

In connection with the substitution of a Loan, the transferor will be required to remit any Substitution Adjustment Amount, if applicable.

Collection and Other Servicing Procedures

The servicer will act in accordance with the servicing standard set forth in the Servicing Agreement to ensure that all payments required under the terms and provisions of the Loans are collected, and will be required to follow collection procedures comparable to the collection procedures of mortgage lenders servicing mortgage loans for its own account, to the extent such procedures are consistent with the Servicing Agreement and any primary mortgage insurance policy. Consistent with the foregoing, the servicer may in its discretion waive, modify, or vary or permit to be waived, modified or varied, any term of any Loan , subject to the restrictions set forth in the Servicing Agreement.

If a Mortgaged Property has been or is about to be conveyed by the borrower and the servicer has knowledge thereof, the servicer will be required to accelerate the maturity of the Loan, to the extent permitted by the terms of the related Mortgage Note and applicable law. If it reasonably believes that the due on sale clause cannot be enforced under applicable law, the servicer may enter into an assumption agreement with the person to whom such property has been or is about to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and the borrower, to the extent permitted by applicable law, remains liable thereon. Generally, the servicer will retain any fee collected for entering into an assumption agreement, as additional servicing compensation. In regard to circumstances in which the servicer may be unable to enforce due on sale clauses, see “Certain Legal Aspects of Residential Loans — Enforceability of Certain Provisions” in the base prospectus.

The servicer will be required to maintain errors and omissions insurance and fidelity bonds in certain specified amounts.

The servicer will not be required to maintain or monitor any insurance policies with respect to the mortgaged properties.

Realization upon Defaulted Loans

The servicer will be required to take such action as it deems to be in the best interest of the trust with respect to defaulted Loans and foreclose upon or otherwise comparably convert the ownership of properties securing defaulted Loans as to which no satisfactory collection arrangements can be made. To the extent set forth in the Servicing Agreement or any primary mortgage insurance policy, the servicer will service the property acquired by the trust through foreclosure or deed in lieu of foreclosure and liquidation of the related mortgaged property in accordance with procedures that the servicer employs and exercises in servicing and administering mortgage loans for its own account and which are in accordance with mortgage servicing practices of mortgage lenders servicing mortgage loans of the same type as the applicable Loans.

Since insurance proceeds cannot exceed deficiency claims and certain expenses incurred by the servicer, no insurance payments will result in a recovery to certificateholders which exceeds the principal balance of the defaulted Loan together with accrued interest thereon at its Mortgage Interest Rate.

Servicing and Master Servicing Compensation and Payment of Expenses

The master servicer will be entitled to compensation for its activities under the Pooling and Servicing Agreement equal to the investment earnings on amounts on deposit in the Collection Account and an additional fee (the “Master Servicing Fee”) equal to 0.0125% per annum (the “Master Servicing Fee Rate”) multiplied by the Scheduled Principal Balance of each loan as the first Business Day of the month in which the related Distribution Date occurs.  The servicer will be entitled to receive a fee (the “Servicing Fee”) as compensation for its activities under the Servicing Agreement equal to the Servicing Fee Rate multiplied by the outstanding Principal Balance of each Loan it services as of the first Business Day of the month in which the Distribution Date occurs.  The “Servicing Fee Rate” for each Loan will be 0.500% per annum.

In addition to the primary compensation described above, the servicer generally will retain all assumption fees, tax service fees, fees for statement of account payoff, 50% of all prepayment penalties or charges (the other 50% of prepayment penalties or charges will be distributable to the Class P Certificates and will not be available for distribution on the Offered Certificates) and late payment charges, all to the extent collected from borrowers.  The servicer will also be entitled to reinvestment income from amounts on deposit in the custodial account for the period from the date of collection through the date of distribution.

The servicer will be required to pay all related expenses incurred in connection with its servicing responsibilities (subject to limited reimbursement as described herein).

The servicer will not be responsible for payment of amounts in respect of compensating interest.

Protected Accounts

The servicer will be required to establish and maintain one or more accounts (the “Protected Accounts”) into which it will deposit daily all collections of principal and interest on any Loans, including principal prepayments, insurance proceeds, liquidation proceeds and the Purchase Price for any Loans repurchased and (less the applicable Servicing Fee).  All Protected Accounts and amounts at any time credited to them must comply with the requirements of the Servicing Agreement and must meet the requirements of the Rating Agencies.

Collection Account and Distribution Account

The master servicer will be required to establish and maintain an account (the “Collection Account”) into which it will deposit amounts received from the servicer and advances (to the extent required to make advances) made from the master servicer’s own funds. The Collection Account may be deemed to be a subaccount of the Distribution Account, and both the Collection Account and amounts at any time credited to it must comply with the requirements of the Pooling and Servicing Agreement and must meet the requirements of the Rating Agencies.  The master servicer will be required to deposit in the Collection Account at the close of business on the related Servicer Remittance Date, as received, the following amounts:

(1)

With respect to the Loans, all amounts received from the servicer as of the close of business on the related Servicer Remittance Date including:

(a)

all payments on account of principal of the Loans, including unscheduled principal prepayments on the Loans;

(b)

all payments on account of interest on the Loans adjusted to the Net Mortgage Rate;

(c)

all net insurance proceeds and net proceeds from the liquidation of Loans, including condemnation proceeds, to the extent those proceeds are not to be applied to the restoration or repair of the related Mortgaged Property or released to the related borrower in accordance with the servicer’s normal servicing procedures;

(d)

any amounts deposited in the Collection Account by the master servicer in connection with any losses on the investments permitted by the Pooling and Servicing Agreement;

(e)

all proceeds of a primary mortgage guaranty insurance policy; and

(f)

the net monthly rental income from the REO Properties;

(2)

Advance amounts; and

(3)

any amounts payable in connection with the purchase of any Loan and any Substitution Adjustment Amounts.

On the business day prior to each Distribution Date, the master servicer will withdraw or cause to be withdrawn from the Collection Account and will be required to remit to the trust administrator for deposit in the Distribution Account the Available Funds for such Distribution Date.

The trust administrator will be required to establish and maintain in the name of the trustee, for the benefit of the certificateholders, an account (the “Distribution Account”), into which will be deposited, on the business day prior to each Distribution Date, amounts withdrawn from the Collection Account for distribution to certificateholders on a Distribution Date, any amounts the trust administrator must deposit in connection with any losses on the investments permitted by the Pooling and Servicing Agreement and any other amounts required to be deposited under the Pooling and Servicing Agreement.  The Distribution Account will be an account meeting the eligibility requirements of the Pooling and Servicing Agreement.  Amounts on deposit in the Distribution Account may be invested for the benefit of the trust administrator in the investments permitted by the Pooling and Servicing Agreement maturing on or before the business day prior to the related Distribution Date unless the investments are invested in obligations of, or obligations managed by, the institution that maintains the Distribution Account, in which case the investments may mature on the related Distribution Date.

As compensation for its trust administrator obligations, the trust administrator will be entitled to receive all investment earnings on amounts in the Distribution Account.

Certain Matters Regarding the Master Servicer

The Pooling and Servicing Agreement will generally provide that the master servicer may resign from its obligations and duties thereunder upon appointment of a successor and receipt by the trustee of confirmation from each Rating Agency that such resignation and appointment will not result in a downgrade of the ratings of any of the certificates or upon determination, evidenced by an opinion of counsel to such effect, that the performance of such duties is no longer permissible under applicable law. No such resignation will become effective until the trustee or a successor master servicer has assumed the obligations and duties of the master servicer to the extent required under the Pooling and Servicing Agreement.  The master servicer also has the right to assign, sell or transfer its rights and delegate its duties and obligations under the Pooling and Servicing Agreement; provided that the purchaser or transferee accepting such assignment, sale, transfer or delegation is qualified to service mortgage loans for Fannie Mae or Freddie Mac and shall satisfy the other requirements listed in the Pooling and Servicing Agreement with respect to the qualifications of such purchaser or transferee.  If the master servicer and the trust administrator are the same person and the master servicer resigns as master servicer under the Pooling and Servicing Agreement, the trust administrator shall be removed as trust administrator under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will generally provide that neither the master servicer nor any of its directors, officers, employees and agents shall be under any liability to the trust for taking any action or for refraining from taking any action in good faith pursuant to the Pooling and Servicing Agreement, or for errors in judgment made in good faith; provided, however, that neither the master servicer nor any such person will be protected against any breach of warranties or representations made in the Pooling and Servicing Agreement or any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of the master servicer’s duties or by reason of reckless disregard of the master servicer’s obligations and duties thereunder.  In addition, the Pooling and Servicing Agreement will provide that the master servicer is under no obligation to appear in, prosecute or defend any legal action which is not incidental to its duties and which in its opinion may involve it in any expense or liability.  The master servicer may, however, undertake any such action which it may deem necessary or desirable in respect of the Pooling and Servicing Agreement and the rights and duties of the parties to it. In such event, the legal expenses and costs of such action and any liability resulting therefrom will be expenses, costs and liabilities of the trust, and the master servicer will be entitled to be reimbursed therefor from the trust.

The Servicing Agreement generally provides similar protections to the servicer as are provided to the master servicer under the Pooling and Servicing Agreement described above.

Any corporation into which the master servicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the master servicer is a party, or any corporation succeeding to the business of the master servicer will be the successor of the master servicer under the Pooling and Servicing Agreement, provided that any such successor to the master servicer shall be qualified to service loans on behalf of Fannie Mae or Freddie Mac.

The Pooling and Servicing Agreement will provide that the master servicer, the depositor, the transferor, the custodian and any director, officer, employee or agent of the master servicer, the depositor, the custodian or the transferor will be indemnified by the trust and will be held harmless against any loss, liability or expense (i) that is incurred in connection with any audit, controversy or judicial proceeding relating to a governmental taxing authority, (ii) that is incurred in connection with the performance of their respective duties and obligations and the exercise (or failure to exercise) their respective rights under the Pooling and Servicing Agreement or (iii) that is incurred in connection with any legal action relating to the Pooling and Servicing Agreement or the certificates. The trust shall fulfill such obligation from amounts on deposit in the Collection Account.

Events of Servicing Termination

An Event of Servicing Termination with respect to the master servicer under the Pooling and Servicing Agreement will consist of (i) failure by the master servicer to cause to be deposited in the Distribution Account amounts required to be deposited by the master servicer pursuant to the Pooling and Servicing Agreement, and such failure continues unremedied for one business day, (ii) failure by the master servicer to observe or perform in any material respect any other material covenants and agreements set forth in the Pooling and Servicing Agreement to be performed by it that materially affects the rights of certificateholders and such failure continues unremedied for 60 days after the date on which written notice of such failure has been given to the master servicer, (iii) the entry against the master servicer of a decree or order by a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days, (iv) consent by the master servicer to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the master servicer or substantially all of its property, (v) admission by the master servicer in writing of its inability to pay its debts generally as they become due, filing of a petition to take advantage of any applicable insolvency or reorganization statute, any assignment for the benefit of its creditors, or voluntary suspension of payment of its obligations, or (vi) the assignment or delegation by the master servicer of its duties or rights under the Pooling and Servicing Agreement in contravention of the provisions in the Pooling and Servicing Agreement permitting such assignment or delegation.

In each and every such case, so long as such Event of Servicing Termination with respect to the master servicer shall not have been remedied, the trustee may, with the written consent of the Certificate Insurer, and (i) at the written direction of the holders of certificates aggregating ownership of not less than 25% of the voting rights described below under “—Voting Rights,” or (ii) if such Event of Servicing Termination is related to a failure by the master servicer to make any Advance required to be made by it pursuant to the terms of the Pooling and Servicing Agreement, the trustee shall, in each case by notice in writing to the master servicer, with a copy to the Rating Agencies, terminate all of the rights and obligations (but not the liabilities accruing prior to the date of termination) of the master servicer under the Pooling and Servicing Agreement and in and to the Loans master serviced by the master servicer and the proceeds thereof. Upon the receipt by the master servicer of such written notice, all authority and power of the master servicer under the Pooling and Servicing Agreement, whether with respect to the certificates, the Loans, the Servicing Agreement, or under any other related agreements (but only to the extent that such other agreements relate to the Loans) shall, subject to the provisions of the Pooling and Servicing Agreement and to bankruptcy, insolvency or similar laws, if applicable, automatically and without further action pass to and be vested in the trustee. If the master servicer and the trust administrator are the same person and the master servicer is terminated as master servicer under the Pooling and Servicing Agreement, the trust administrator shall likewise be removed as trust administrator under the Pooling and Servicing Agreement.

Upon receipt by the master servicer of a notice of termination or delivery of an opinion of counsel to the trustee to the effect that the master servicer is legally unable to act or to delegate its duties to a person which is legally able to act, the trustee shall automatically become the successor in all respects to the master servicer in its capacity under the Pooling and Servicing Agreement and the transactions set forth or provided for in the Pooling and Servicing Agreement and shall thereafter be subject to all the responsibilities, duties, liabilities and limitations on liabilities placed on the master servicer by the terms and provisions of the Pooling and Servicing Agreement; provided, however, that the trustee (i) will be under no obligation to repurchase any Loan and (ii) will have no obligation whatsoever with respect to any liability incurred by the master servicer at or prior to the time of receipt by the master servicer of such notice or of such opinion of counsel. As compensation therefor, the trustee shall be entitled to all funds relating to the Loans and all other compensation which the master servicer would have been entitled to retain if the master servicer had continued to act as such, except for those amounts due the master servicer as reimbursement for advances previously made or expenses previously incurred.  Notwithstanding the above, the trustee may, if it is unwilling so to act, or shall, if it is legally unable so to act or is requested in writing to do so by holders of certificates aggregating not less than 25% of the voting rights, appoint, or petition a court of competent jurisdiction to appoint, any established housing and home finance institution which is a Fannie Mae or Freddie Mac approved servicer (and which meets certain other requirements provided in the Pooling and Servicing Agreement) as the successor to the master servicer under the Pooling and Servicing Agreement in the assumption of all or any part of the responsibilities, duties or liabilities of the master servicer under the Pooling and Servicing Agreement. Pending appointment of a successor to the master servicer under the Pooling and Servicing Agreement, the trustee shall act in such capacity as provided under the Pooling and Servicing Agreement. In connection with such appointment and assumption, the trustee may make such arrangements for the compensation of such successor as it and such successor shall agree; provided, however, that such compensation may not be in excess of the compensation permitted the master servicer as provided above, and that such successor will be required to undertake and assume the obligations of the master servicer to pay compensation to any third person acting as an agent or independent contractor in the performance of master servicing responsibilities under the Pooling and Servicing Agreement. Notwithstanding the foregoing, in the case of such appointment and assumption, the trustee will be entitled to reimbursement from the master servicer or the trust (provided that the trust will be entitled to reimbursement from the master servicer) for any costs and expenses incurred in connection with the appointment of such successor master servicer.

Under each Servicing Agreement, an event of default by a servicer will generally occur if: (a) the servicer fails to remit to the master servicer or the trust administrator, as applicable, any payment required to be made under the Servicing Agreement which continues unremedied for the period specified in the Servicing Agreement, (b) the servicer fails to duly observe or perform in any material respect any other of the covenants or agreements of the servicer set forth in the Servicing Agreement which continues unremedied for the period set forth in the Servicing Agreement or (c) certain insolvency events occur with respect to the servicer.

In the event of a default by a servicer under the Servicing Agreement, the master servicer will be required under the Pooling and Servicing Agreement to enforce any remedies against the servicer, and will be required under the Pooling and Servicing Agreement to either find a successor servicer or assume the primary servicing obligations for the related Loans itself as set forth in the Servicing Agreement.

Advances

If the scheduled payment on a Loan which was due on a related due date is delinquent (other than as a result of application of the Relief Act), the servicer will be required to remit to the master servicer on its Servicer Remittance Date, an amount equal to such delinquency, net of the Servicing Fee except to the extent the servicer determines any such advance to be nonrecoverable from liquidation proceeds, insurance proceeds or from future payments on the Loan for which such advance was made.  Subject to the foregoing, such advances will be made by the servicer until liquidation of the related Mortgaged Property.  If the servicer fails to remit any required advance, the master servicer will be required, subject to a recoverability determination, to deposit such advance in the Distribution Account not later than one business day prior to the related Distribution Date to the same extent the servicer is required to make such advance pursuant to the Servicing Agreement.  Any failure of the master servicer to make such advances would constitute an Event of Servicing Termination as discussed under “—Events of Servicing Termination” above.  The trustee, as successor master servicer, will be required to make any advance which the master servicer was required to make but failed to so make.

Termination

The master servicer, at the direction of the majority holder of the Class C Certificates (so long as such holder is not the transferor or an affiliate of the transferor) or if such majority holder fails to provide such direction, the NIMS Insurer, if any, will have the right to purchase all of the Loans and REO Properties and thereby effect the early retirement of the certificates, on any Distribution Date on which the aggregate Principal Balance of the Loans and REO Properties as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) is equal to or less than 10% of the aggregate Principal Balance of the Loans as of the Cut-off Date.  The first Distribution Date on which such option could be exercised is referred to herein as the Optional Termination Date.  In the event that the option is exercised, the repurchase will be made at a price generally equal to the greater of (i) the Principal Balance of the Loans and the appraised value of any REO Properties and (ii) the fair market value of the Loans and REO Properties, in each case plus accrued and unpaid interest for each Loan at the related Mortgage Rate to but not including the first day of the month in which such repurchase price is paid plus unreimbursed Servicing Advances, any unpaid Master Servicing Fees, Servicing Fees and Credit Risk Manager Fees allocable to such Loans and REO Properties, any accrued and unpaid Net WAC Rate Carryover Amounts and any Swap Termination Payment payable to the Swap Provider then remaining unpaid or which is due to the exercise of such option.  However, this option may only be exercised if the termination price is sufficient to pay (a) all interest accrued on the notes insured by the NIMS Insurer, (b) all amounts necessary to retire the principal balance of the notes insured by the NIMS Insurer and (c) all amounts owed to the NIMS Insurer at the time the option is exercised.

Proceeds from the purchase will be included in Available Funds and will be distributed to the holders of the certificates in accordance with the Pooling and Servicing Agreement.  Any purchase of Loans and REO Properties will result in the early retirement of the certificates.

The Credit Risk Manager

Clayton Fixed Income Services Inc., a Colorado corporation formerly known as The Murrayhill Company, will act as the trust's representative in advising the servicer regarding certain delinquent and defaulted Loans, and in monitoring and reporting to the depositor on the performance of such Loans and the collection of any prepayment charges with respect to the Loans. The credit risk manager will rely upon mortgage loan data that is provided to it by the servicer in performing its advisory and monitoring functions.

The credit risk manager will be entitled to receive the Credit Risk Manager Fee until the termination of the trust or until its removal by a vote of at least 66 2/3% of the certificateholders.

Voting Rights

At all times 98% of all voting rights will be allocated among the holders of the Senior Certificates, the Subordinate Certificates and the Class C Certificates in proportion to the then outstanding Certificate Principal Balances of their respective certificates.  At all times 1% of all voting rights will be allocated to the holders of the Class P Certificates and 1% of all voting rights will be allocated to the holders of the Class R Certificates.  The voting rights allocated to any class of certificates will be allocated among all holders of the certificates of such class in proportion to the outstanding percentage interests of such holders in such class.

Amendment

The Pooling and Servicing Agreement may be amended under the circumstances set forth under “Description of the Securities—Amendment” in the base prospectus but only with the consent of the NIMS Insurer, if any.

The Trustee

The entity identified in the accompanying term sheet will be named trustee pursuant to the Pooling and Servicing Agreement.  In the event the master servicer defaults in the performance of its obligations pursuant to the terms of the Pooling and Servicing Agreement prior to the appointment of a successor, the trustee is obligated to perform such obligations until a successor master servicer is appointed.

The principal compensation to be paid to the trustee in respect of its obligations under the Pooling and Servicing Agreement will be set forth in a separate agreement between the trustee and the master servicer and such fee is required to be paid by the master servicer from its own compensation.

The Pooling and Servicing Agreement will provide that the trustee and any director, officer, employee or agent of the trustee will be indemnified by the trust and will be held harmless against any loss, liability or expense (not including expenses and disbursements incurred or made by the trustee, including the compensation and the expenses and disbursements of its agents and counsel, in the ordinary course of the trustee’s performance in accordance with the provisions of the Pooling and Servicing Agreement) incurred by  the trustee, arising out of or in connection with the acceptance or administration of its obligations and duties under the Pooling and Servicing Agreement, other than any loss, liability or expense (i) that constitutes a specific liability of the trustee under the Pooling and Servicing Agreement or (ii) incurred by reason of willful misfeasance, bad faith or negligence in the performance of the trustee’s duties under the Pooling and Servicing Agreement or as a result of a breach, or by reason of reckless disregard, of the trustee’s obligations and duties under the Pooling and Servicing Agreement. The Pooling and Servicing Agreement will provide that amounts owing from the trust to the trustee in respect of the foregoing indemnification may be withdrawn and paid to the trustee, prior to the making of distributions to certificateholders.

The Trust Administrator

Wells Fargo Bank, N.A., a national banking association, will act as trust administrator pursuant to the Pooling and Servicing Agreement. The trust administrator’s offices for purposes of presentment of certificates for registration of transfer, exchange or final payment is Wells Fargo Bank, N.A., Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, Attention: Corporate Trust Services—MASL 2006-1, and for all other purposes is located at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Corporate Trust Services— MASL 2006-1. As compensation for the performance of its obligations under the Pooling and Servicing Agreement, the trust administrator will be entitled to receive all investment earnings from the investment of funds on deposit in the Distribution Account. The Pooling and Servicing Agreement will provide that the trust administrator and any director, officer, employee or agent of the trust administrator will be indemnified by the trust and will be held harmless against any loss, liability or expense (i) that is incurred by the trust administrator arising out of or in connection with any legal action relating to the Pooling and Servicing Agreement, the Loans or the certificates; (ii) that is incurred by the trust administrator arising out of or in connection with the performance of its obligations and duties or the exercise (or failure to exercise) its rights under the Pooling and Servicing Agreement, other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of the trust administrator’s duties under the Pooling and Servicing Agreement or (iii) that is incurred by reason of any action of the trust administrator taken at the direction of the holders of the certificates. The trust shall fulfill such obligation from amounts on deposit in the Distribution Account.

In the event the trust administrator is terminated or resigns pursuant to the Pooling and Servicing Agreement, the trustee will perform or a successor trust administrator will be appointed to perform the obligations of the trust administrator. The trustee or successor trust administrator will be entitled to be reimbursed by the master servicer for all reasonable costs and expenses associated with the transfer of the duties of the trust administrator and will be entitled to compensation equal to the compensation received by the trust administrator. If the master servicer and the trust administrator are the same person and the trust administrator is removed as trust administrator under the Pooling and Servicing Agreement, the master servicer shall likewise be terminated as master servicer under the Pooling and Servicing Agreement.

FEDERAL INCOME TAX CONSEQUENCES

General

The following discussion, insofar as it states conclusions of law, represents the opinion of McKee Nelson LLP, special counsel to the depositor.

Elections will be made to treat designated portions of the trust as multiple separate REMICs (the “Upper-Tier REMIC” and one or more “Lower-Tier REMICs”) for federal income tax purposes.  The Upper-Tier REMIC holds REMIC regular interests issued by a Lower-Tier REMIC that will hold either Loans or REMIC regular interests issued by another Lower-Tier REMIC, as set forth in the Pooling and Servicing Agreement.  The Offered Certificates will represent ownership of “regular interests” in the Upper-Tier REMIC.  The Class R certificates will represent ownership of the sole class of “residual interest” issued by each REMIC created pursuant to the pooling and servicing agreement.

Tax Treatment of the Offered Certificates

For federal income tax purposes, a beneficial owner of an Offered Certificate will be treated (i) as holding an undivided interest in a REMIC regular interest corresponding to that certificate and (ii) as having entered into a notional principal contract (the “Cap Contract”). The REMIC regular interest corresponding to an Offered Certificate will be entitled to receive interest and principal payments at the times and in the amounts equal to those made on the Offered Certificate to which it corresponds, except that (i) any Swap Termination Payment will be treated as being payable solely from Net Monthly Excess Cashflow and (ii) the maximum interest rate of the corresponding REMIC regular interest will equal the Net WAC Rate Cap, computed for this purpose by limiting the product of the notional amount of the Interest Rate Swap Agreement and 250 to the Pool Balance. As a result of the foregoing, the amount of distributions on the REMIC regular interest corresponding to an Offered Certificate may exceed the actual amount of distributions on the Offered Certificate.

Any amount payable on an Offered Certificate in excess of the amount payable on the corresponding REMIC regular interest will be deemed to have been paid to the holder of that Offered Certificate pursuant to the Cap Contract. Alternatively, any amount payable on the REMIC regular interest corresponding to an Offered Certificate in excess of the amount payable on the Offered Certificate will be treated as having been received by the holder of that Offered Certificate and then as having been paid by such holder pursuant to the Cap Contract. Consequently, each beneficial owner of an Offered Certificate will be required to report income accruing with respect to the REMIC regular interest component as discussed under “Federal Income Tax Considerations—REMICs—Taxation of Owners of Regular Securities” in the base prospectus. In addition, each beneficial owner of an Offered Certificate will be required to report net income with respect to the Cap Contract component and will be permitted to recognize a net deduction with respect to the Cap Contract component, subject to the discussion under “—The Cap Contract Components” below. Prospective investors should consult their own tax advisors regarding the consequences to them in light of their own particular circumstances of taxing separately the two components comprising each Offered Certificate.

Allocations.  A beneficial owner of an Offered Certificate must allocate its purchase price for the certificate between its components—the REMIC regular interest component and the Cap Contract component.

For information reporting purposes, pursuant to the Pooling and Servicing Agreement, the Trust Administrator will assume that the Cap Contract components will have nominal value or such other value as specified in the Pooling and Servicing Agreement. The Cap Contract is difficult to value, and the IRS could assert that the value of a Cap Contract component as of the Closing Date is greater than the value used for information reporting purposes. Prospective investors should consider the tax consequences to them if the IRS were to assert a different value for the Cap Contract components.

Upon the sale, exchange, or other disposition of an Offered Certificate, the beneficial owner of the certificate must allocate the amount realized between the components of the certificate based on the relative fair market values of those components at the time of sale and must treat the sale, exchange or other disposition as a sale, exchange or disposition of the REMIC regular interest component and the Cap Contract component. Assuming that the Offered Certificate is held as a “capital asset” within the meaning of Section 1221 of the Code, gain or loss on the disposition of an interest in the Cap Contract component should be capital gain or loss. For a discussion of the material federal income tax consequences to a beneficial owner upon the disposition of a REMIC regular interest, See “Federal Income Tax Considerations—REMICs —Taxation of Owners of Regular Securities—Sale or Exchange of Regular Securities” in the base prospectus.

Original Issue Discount.  The REMIC regular interest component of an Offered Certificate may be issued with original issue discount (“OID”). A beneficial owner of an Offered Certificate must include any OID with respect to such component in income as it accrues on a constant yield method, regardless of whether the beneficial owner receives currently the cash attributable to such OID. See “Federal Income Tax Considerations—REMICs —Taxation of Owners of Regular Securities—Original Issue Discount” in the base prospectus. The prepayment assumption that will be used in determining the accrual of any OID, market discount, or bond premium, if any, will be specified in the prospectus supplement.  No representation is made that the Loans will prepay at any given rate.

The Cap Contract Components.  The portion of the overall purchase price of an Offered Certificate attributable to the Cap Contract component must be amortized over the life of such certificate, taking into account the declining balance of the related REMIC regular interest component. Treasury regulations concerning notional principal contracts provide alternative methods for amortizing the purchase price of an interest rate cap contract. Under one method—the level yield constant interest method—the price paid for an interest rate cap is amortized over the life of the cap as though it were the principal amount of a loan bearing interest at a reasonable rate. Prospective investors are urged to consult their tax advisors concerning the methods that can be employed to amortize the portion of the purchase price paid for the Cap Contract component of an Offered Certificate.

Any payments made to a beneficial owner of an Offered Certificate in excess of the amounts payable on the corresponding REMIC regular interest will be treated as having been received on such certificate pursuant to the Cap Contract, and such excess will be treated as a periodic payment on a notional principal contract. To the extent the sum of such periodic payments for any year exceeds that year’s amortized cost of the Cap Contract component, such excess represents net income for that year.  Conversely, to the extent that the amount of that year’s amortized cost exceeds the sum of the periodic payments, such excess shall represent a net deduction for that year. In addition, any amounts payable on such REMIC regular interest in excess of the amount of payments on the Offered Certificates to which it relates will be treated as having been received by the beneficial owners of such Certificates and then paid by such owners to the Supplemental Interest Trust pursuant to the Cap Contract, and such excess should be treated as a payment on a notional principal contract that is made by the beneficial owner during the applicable taxable year and that is taken into account in determining the beneficial owner’s net income or net deduction with respect to the Cap Contract for such taxable year. Although not clear, net income or a net deduction with respect to the Cap Contract should be treated as ordinary income or as an ordinary deduction.

A beneficial owner’s ability to recognize a net deduction with respect to the Cap Contract component is limited under Sections 67 and 68 of the Code in the case of (i) estates and trusts and (ii) individuals owning an interest in such component directly or through a “pass through entity” (other than in connection with such individual’s trade or business). Pass through entities include partnerships, S corporations, grantor trusts and non publicly offered regulated investment companies, but do not include estates, nongrantor trusts, cooperatives, real estate investment trusts and publicly offered regulated investment companies. Further, such a beneficial owner will not be able to recognize a net deduction with respect to the Cap Contract component in computing the beneficial owner’s alternative minimum tax liability.

Because a beneficial owner of an Offered Certificate will be required to include in income the amount deemed to have been paid by such owner pursuant to the Cap Contract but may not be able to deduct that amount from income, a beneficial owner of an Offered Certificate may have income that exceeds cash distributions on the Offered Certificate, in any period and over the term of the Offered Certificate. As a result, the Offered Certificates may not be a suitable investment for any taxpayer whose net deduction with respect to the Cap Contract would be subject to the limitations described above.

Status of the Offered Certificates.  The REMIC regular interest components of Offered Certificates will be treated as assets described in Section 7701(a)(19)(C) of the Code, and as “real estate assets” under Section 856(c)(5)(B) of the Code, generally, in the same proportion that the assets of the Trust Fund, exclusive of the assets not included in any REMIC, would be so treated. In addition, the interest derived from the REMIC regular interest component of an Offered Certificate will be interest on obligations secured by interests in real property for purposes of section 856(c)(3) of the Code, subject to the same limitation in the preceding sentence. See “Material Federal Income Tax Considerations—Special Tax Attributes—REMIC Certificates” in the base prospectus. The Cap Contract components of the Offered Certificates will not qualify, however, as an asset described in Section 7701(a)(19)(C) of the Code, as a real estate asset under Section 856(c)(5)(B) of the Code or as a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code. As a result of the obligations represented by the Cap Contract components, the Offered Certificates generally will not be a suitable investment for a REMIC.

REMIC Taxes and Reporting

It is not anticipated that the trust will engage in any transactions that would subject it to the prohibited transactions tax as defined in Section 860F(a)(2) of the Code, the contributions tax as defined in Section 860G(d) of the Code or the tax on net income from foreclosure property as defined in Section 860G(c) of the Code.  However, in the event that any such tax is imposed on the trust, such tax will be borne:

(1)

by the trustee, if the trustee has breached its obligations with respect to REMIC compliance under the Pooling and Servicing Agreement;

(2)

by the trust administrator, if the trust administrator has breached its obligations with respect to REMIC compliance under the Pooling and Servicing Agreement;

(3)

by the master servicer, if the master servicer has breached its obligations with respect to REMIC compliance under the Pooling and Servicing Agreement; and

(4)

otherwise by the trust, with a resulting reduction in amounts otherwise distributable to holders of the certificates.

See “Federal Income Tax Consequences—REMICs—Taxes That May Be Imposed on the REMIC Pool—Prohibited Transactions” in the base prospectus.

The responsibility for filing annual federal information returns and other reports will be borne by the master servicer.  See “Federal Income Tax Consequences—REMICs—Administrative Matters” in the base prospectus.

For further information regarding the federal income tax consequences of investing in the offered certificates, see “Federal Income Tax Consequences—REMICs” in the base prospectus.

ERISA CONSIDERATIONS

General

Any plan fiduciary that proposes to cause a Plan to acquire any of the offered certificates should consult with its counsel about the potential consequences under ERISA, and/or the Code, of the Plan’s acquisition and ownership of those certificates.  See “ERISA Considerations” in the base prospectus.  Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit parties in interest with respect to a Plan engaging in specific transactions involving that Plan and its assets unless a statutory, regulatory or administrative exemption applies to the transaction.  Section 4975 of the Code imposes various excise taxes on prohibited transactions involving Plans.  ERISA authorizes the imposition of civil penalties for prohibited transactions involving plans not subject to the requirements of Section 4975 of the Code.

Some employee benefit plans, including governmental plans and some church plans, are not subject to ERISA’s requirements.  Accordingly, assets of those plans may be invested in the offered certificates without regard to the ERISA considerations described herein and in the base prospectus, subject to the provisions of other applicable federal and state law.  However, any of these plans that are qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code may be subject to the prohibited transaction rules described in Section 503 of the Code.

Except as noted above, investments by Plans are subject to ERISA’s general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan.  A fiduciary that decides to invest the assets of a Plan in the offered certificates should consider, among other factors, the extreme sensitivity of the investment to the rate of principal payments, including prepayments, on the Loans.

Application of the Underwriter’s Exemption

Any person purchasing an offered certificate otherwise eligible for purchase by Plans under the Underwriter’s Exemption, which certificate entitles the holder to receive payments under the Swap Agreement from the supplemental interest trust, will be deemed to have acquired for purposes of ERISA and Section 4975 of the Code the right to receive such offered certificate without the right to receive payments from the supplemental interest trust, together with the right to receive such payments.

The U.S. Department of Labor has granted individual administrative exemptions to UBS Securities LLC (the “Exemption”) from some of the prohibited transaction rules of ERISA and the related excise tax provisions of Section 4975 of the Code for the initial purchase, the holding and the subsequent resale by Plans of securities, including certificates, issued by asset backed entities, including trusts, that consist of particular receivables, loans and other obligations that meet the conditions and requirements of the Exemption.  Assuming that the general conditions of the Exemption are met, the Exemption applies to mortgage loans like the mortgage loans, and to certificates that qualify for the Exemption and represent fractional undivided interests in a trust consisting of mortgage loans like the mortgage loans.

For a general description of the Exemption as amended by PTE 2002-41, 67 Fed. Reg. 54487, (2002), and the conditions that must be satisfied for the Exemption to apply and the limitations on the exemptive relief provided by the Exemption, see “ERISA Considerations” in the base prospectus.  It is expected that the Exemption will apply to the acquisition and holding by Plans of the offered certificates, other than the Residual Certificates (excluding the right to receive payments from the supplemental interest trust), and that all conditions of the Exemption other than those within the control of the investors will be met, although each fiduciary of a Plan should satisfy itself that the conditions of the Exemption have been satisfied with respect to such Plan.  In addition, as of the date hereof, there is no single mortgagor that is the obligor on five percent of the mortgage loans included in the trust by aggregate unamortized principal balance of the assets of the trust.

The rating of a security may change.  If a class of certificates is no longer rated at least BBB- or Baa3, certificates of that class will no longer be eligible for relief under the Exemption (although a Plan that had purchased the certificate when it had an investment grade rating would not be required by the Exemption to dispose of it).  Consequently, transfers of any offered certificates rated below investment grade (collectively, “ERISA Restricted Offered Certificates”) will not be registered by the trust administrator unless the trust administrator receives the following:

●

a representation from the transferee of the ERISA Restricted Offered Certificates, acceptable to and in form and substance satisfactory to the trust administrator, to the effect that such transferee is not a Plan, nor a person acting on behalf of a Plan or using the assets of a Plan to effect the transfer;

●

if the purchaser is an insurance company, a representation that the purchaser is an insurance company which is purchasing the ERISA Restricted Offered Certificates with funds contained in an “insurance company general account,” as that term is defined in Section V(e) of Prohibited Transaction Class Exemption 95-60, or PTCE 95 60, and that the purchase and holding of the ERISA Restricted Offered Certificates are covered under Sections I and III of PTCE 95-60; or

●

an opinion of counsel satisfactory to the trust administrator that the purchase or holding of the ERISA Restricted Offered Certificates by a Plan, any person acting on behalf of a Plan or using a Plan’s assets, will not result in prohibited transactions under Section 406 of ERISA and/or Section 4975 of the Code and will not subject the trustee, the trust administrator, the depositor, the transferor or the master servicer to any obligation in addition to those undertaken in the pooling and servicing agreement.

ERISA Considerations with respect to the Interest Rate Swap Agreement

The Underwriter’s Exemption may not apply to the acquisition, holding or resale of the right to receive payments from the supplemental interest trust by a Plan. The right to receive such payments could also result in a prohibited transaction if the Swap Provider is a party in interest with respect to such Plan, unless another administrative exemption is available. Accordingly, no Plan or other person using Plan assets may acquire or hold an offered certificate otherwise eligible for the Underwriter’s Exemption before the termination of the Interest Rate Swap Agreement, unless such acquisition or holding is eligible for the exemptive relief available under Department of Labor Prohibited Transaction Class Exemption 84-14 (for transactions by independent “qualified professional asset managers”), 91-38 (for transactions by bank collective investment funds), 90-1 (for transactions by insurance company pooled separate accounts), 95-60 (for transactions by insurance company general accounts) or 96-23 (for transactions effected by “in-house asset managers”).  Plan fiduciaries should consult their legal counsel concerning this issue. Each beneficial owner of an offered certificate or any interest therein, shall be deemed to have represented, by virtue of its acquisition or holding of the offered certificate, or interest therein, that either (i) it is not a Plan or (ii) the acquisition and holding of such Certificate are eligible for the exemptive relief available under one of the five Prohibited Transaction Class Exemptions as required immediately above. It should be noted that as PTCE 95-60 would cover the prohibited transactions discussed herein in connection with the Interest Rate Swap Agreement, any offered certificate whose rating has fallen to below BBB- could be purchased by insurance company general accounts pursuant to such exemption prior to the termination of the Interest Rate Swap Agreement.

If any offered certificate, or any interest therein, is acquired or held in violation of the provisions of the preceding paragraph, the next preceding permitted beneficial owner will be treated as the beneficial owner of that certificate, retroactive to the date of transfer to the purported beneficial owner.  Any purported beneficial owner whose acquisition or holding of an offered certificate, or interest therein, was effected in violation of the provisions of the preceding paragraph shall indemnify to the extent permitted by law and hold harmless the depositor, the transferor, the trustee, the trust administrator, the master servicer and the servicer from and against any and all liabilities, claims, costs or expenses incurred by such parties as a result of such acquisition or holding.

In the event that the representation is violated, or any attempt to transfer to a Plan or person acting on behalf of a Plan or using a Plan’s assets is attempted without the opinion of counsel, the attempted transfer or acquisition shall be void and of no effect.

Prospective Plan investors should consult with their legal advisors concerning the impact of ERISA and Section 4975 of the Code, the effect of the assets of the trust being deemed “plan assets,” the applicability of the Exemption and the potential consequences in their specific circumstances, prior to making an investment in the offered certificates.  Moreover, each Plan fiduciary should determine whether under the general fiduciary standards of investment prudence and diversification, an investment in the offered certificates is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio.

LEGAL INVESTMENT

None of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

The depositor makes no representations as to the proper characterization of any class of offered certificates for legal investment or other purposes, or as to the ability of particular investors to purchase any class of offered certificates under applicable legal investment restrictions.  These uncertainties may adversely affect the liquidity of any class of offered certificates.  Accordingly, all institutions whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities should consult with their legal advisors in determining whether and to what extent any class of offered certificates constitutes a legal investment or is subject to investment, capital or other restrictions.  See “Legal Investment” in the base prospectus.

GLOSSARY OF TERMS

“Advance” means any of the advances required to be made by the servicer or the master servicer, as applicable, for any Distribution Date in an amount equal to the aggregate of all payments or principal and interest on the Loans, net of the Servicing Fee, the Credit Risk Manager Fee and the Master Servicing Fee, if applicable, that were due on the related due date, and that were not received by the related determination date as set forth in the Servicing Agreement.

“Balloon Loans” means Loans that provide for scheduled monthly payments based on amortization schedules significantly longer than their terms to maturity and that are expected to have remaining principal balances as of their respective maturity date, unless prepaid prior thereto.

“Closing Date” means February 24, 2006.

“Code” means the Internal Revenue Code of 1986, as amended.

“Credit Risk Manager Fee” with respect to any Distribution Date, is an amount equal to one-twelfth of the Master Servicing Fee Rate (without regard to the words “per annum” in the definition thereof) multiplied by the Principal Balance of the Loans as of the first Business Day of the month in which the Distribution Date occurs.

“Credit Risk Manager Fee Rate” is 0.0125% per annum.

 “Cut-off Date” means the close of business on February 1, 2006.

“Cut-off Date Principal Balance” is the aggregate Principal Balance of the Loans as of the Cut-off Date.

“Deleted Loan” is a Loan replaced or to be replaced by a Qualified Substitute Loan.

“Determination Date” with respect to any Distribution Date will be the first calendar day of the month in which such Distribution Date occurs.

“Distribution Date” means the 25th day of each month, or if such day is not a business day, on the first business day thereafter, commencing in March 2006.

“Due Date” with respect to each Loan is the date on which the scheduled payment is due each month.

“Due Period” with respect to any Distribution Date is the period commencing on the second day of the month immediately preceding the month in which such Distribution Date occurs and ending on the first day of the month in which such Distribution Date occurs.

“Homeownership Act” means the federal Truth-in-Lending Act as amended by the Home Ownership and Equity Protection Act of 1994.

“Insurance Proceeds” means the proceeds of any title policy, hazard policy or other insurance policy covering a Loan to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the mortgagor in accordance with the procedures that the servicer would follow in servicing mortgage loans held for its own account, subject to the terms and conditions of the related mortgage note and mortgage.

“Loans” are the fixed-rate second-lien Loans with Principal Balances that may or may not conform to Fannie Mae and Freddie Mac loan limits.

“Loan Seller” means Fremont Investment & Loan, American Home Mortgage Corp., Accredited Home Lenders, Inc., certain originators under the transferor’s conduit origination program as described under “Underwriting Standards” herein and certain other loan sellers, each of which represents less than 5% of the Cut-Off Date Pool Balance of the Loans.  See “Underwriting Standards” herein.

“Master Servicing Fee” with respect to any Distribution Date, is an amount equal to one-twelfth of the Master Servicing Fee Rate (without regard to the words “per annum” in the definition thereof) multiplied by the Principal Balance of the Loans as of the first Business Day of the month in which the Distribution Date occurs.

“Master Servicing Fee Rate” is 0.0125% per annum.

“Mortgage Loan Purchase Agreement” means the Mortgage Loan Purchase Agreement, dated as of February 1, 2006, between the transferor and the depositor.

“Mortgage Pool” means the pool of Loans included in the trust.

“Mortgage Rate” is, with respect to each Loan, the per annum interest rate at which the Loan accrues interest.

“Mortgaged Property” is the property securing a Loan which will consist of one- to four-family residential properties consisting of attached or detached one- to four-family dwelling units and individual condominium units.

“Net Mortgage Rate” for any Loan is the applicable Mortgage Rate minus (i) the Master Servicing  Fee Rate, (ii) the Servicing Fee Rate and (iii) the Credit Risk Manager Fee Rate.

 “NIMS Insurer Default” means the continuance of any failure by the NIMS Insurer, if any, to make a required payment under the policy insuring the net interest margin securities.

“Plan” means any employee benefit plan or other plan or arrangement subject to ERISA or Section 4975 of the Code.

“Pool Balance” as of any date is equal to the aggregate of the Principal Balances of the Loans.

“Pooling and Servicing Agreement” means the Pooling and Servicing Agreement, dated as of February 1, 2006, among the depositor, the transferor, the master servicer, the trust administrator, the custodian and the trustee.

 “Prepayment Interest Shortfall” means, with respect to any Distribution Date and each Loan as to which a principal prepayment in full that was applied during the portion of the related Prepayment Period commencing on the first day of the related Prepayment Period and ending on the last day of the calendar month preceding the month in which such Distribution Date occurs, an amount equal to interest on the Loan at the applicable Mortgage Rate on the amount of such principal prepayment for the number of days commencing on the date such principal prepayment was applied and ending on the last day of the calendar month preceding the month in which such Distribution Date occurs.

“Prepayment Period” for (1) any Distribution Date and any principal prepayment in full is the period commencing on the sixteenth day of the calendar month immediately preceding the related Distribution Date (except, in the case of the first Distribution Date, commencing on the Cut-off Date) and ending on the fifteenth day of the calendar month in which such Distribution Date occurs and (2) any Distribution Date and any principal prepayment in part is the calendar month preceding the month in which such Distribution Date occurs.

“Principal Balance” of any Loan as of any date is an amount equal to the principal balance of such Loan at its origination, less the sum of scheduled and unscheduled payments in respect of principal made on such Loan.

“Purchase Price” with respect to any Loan that is purchased by the transferor is a price equal to the outstanding Principal Balance of such Loan as of the date of purchase, plus all accrued and unpaid interest thereon, computed at the Mortgage Rate through the end of the calendar month in which the purchase is effected, plus the amount of any unreimbursed Advances and Servicing Advances made by the servicer, plus any costs and damages incurred by the trust in connection with any violation by such Loan of any predatory or abusive lending law.

“Qualified Substitute Loan” is a mortgage loan substituted by the originator for a Deleted Loan which must, on the date of such substitution, (i) have an outstanding Principal Balance (or in the case of a substitution of more than one Loan for a Deleted Loan, an aggregate Principal Balance), not in excess of, and not more than 5% less than, the Principal Balance of the Deleted Loan; (ii) have a Mortgage Rate not less than the Mortgage Rate of the Deleted Loan and not more than 1% in excess of the Mortgage Rate of such Deleted Loan; (iii) have the same Due Date as the Deleted Loan; (iv) have a remaining term to maturity not more than one year earlier and not later than the remaining term to maturity of the Deleted Loan; (v) comply with each representation and warranty as to the Loans set forth in the Mortgage Loan Purchase Agreement (deemed to be made as of the date of substitution); (vi) have been underwritten or re-underwritten by the related originator in accordance with the same underwriting criteria and guidelines as the Loans being replaced; (vii) be of the same or better credit quality as the Loan being replaced and (viii) satisfy certain other conditions specified in the Pooling and Servicing Agreement.

“Realized Loss” means, with respect to any defaulted Loan that is charged off or finally liquidated, the amount of loss realized equal to the portion of the Principal Balance remaining unpaid after application of all liquidation proceeds, insurance proceeds or condemnation proceeds net of amounts reimbursable to the servicer for related Advances, Servicing Advances and Servicing Fees (such amount, the “Net Liquidation Proceeds”) in respect of such Loan.

“Record Date” means for any offered certificate issued in book-entry form, the business day immediately preceding such Distribution Date and for any physical certificate, non-offered or any book-entry certificate that becomes a Definitive Certificate, will be the last business day of the month immediately preceding the month in which the related Distribution Date occurs.

“Relief Act” means the Servicemembers Civil Relief Act or any comparable state or local statute (including the comparable provisions under the California Military and Veterans Code), in each case, as amended.

“Regular Certificates” means the certificates, other than the Residual Certificates and the Class P Certificates.

“REO Property” is a property acquired on behalf of the certificateholders in respect of a defaulted Loan thorough foreclosure, deed-in-lieu of foreclosure, repossession or otherwise.

“Residual Certificates” means the Class R certificates.

“Servicer Remittance Date” generally means, with respect to any Distribution Date, the 21st day of the month in which such Distribution Date occurs, or if such 21st day is not a Business Day, the first Business Day immediately preceding such 21st day.

 “Servicing Advance” with respect to any Distribution Date and Loan is an amount remitted by the servicer equal to all reasonable and customary “out-of-pocket” costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in the performance of its servicing obligations, including, but not limited to, the cost of (i) the preservation, restoration, inspection and protection of the Mortgaged Properties, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of Mortgaged Properties acquired in satisfaction of the related mortgage and (iv) certain insurance premiums and certain ongoing expenses associated with the Mortgage Pool and incurred by the servicer in connection with its responsibilities under the Servicing Agreement.

“Servicing Fee” with respect to any Distribution Date is an amount equal to one-twelfth of the Servicing Fee Rate (without regards to the words “per annum” in the definition thereof) multiplied by the Principal Balance of the Loans as of the first Business Day of the month in which such Distribution Date occurs.

“Servicing Fee Rate” is 0.500% per annum.

“SMMEA” means the Secondary Mortgage Market Enhancement Act of 1984.

“Subordinate Certificates” means the Subordinate Certificates and the Class C Certificates.

“Substitution Adjustment Amount” with respect to any Loan that is purchased by the originator is an amount equal to the excess of the Principal Balance of the related Deleted Loan over the Principal Balance of such Qualified Substitute Loan.

“UBS Conduit” has the meaning set forth under “Underwriting Standards” herein.